As filed with the Securities and Exchange Commission on September 1, 1999

Registration No. ________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAG-WELL, INC.

(Exact name of Small Business Issuer as specified in its charter)

Texas	3533	74-2506600
(State or other jurisdiction of incorporation)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

404 Lakeview Drive	122 East Wisconsin
Boerne, Texas 78006	Edinburg, Texas 78539
(830) 249-2610	(800) 488-1278

(Address and telephone number of principal executive offices and principal place of business)

William W. Dillard, Jr.

404 Lakeview Drive

Boerne, Texas 78006

(830) 249-2610

(Name, address and telephone number of agent for service)

Copies to:

Thomas C. Cook, Esq.

Thomas C. Cook & Associates

3110 S. Valley View Suite #106

Las Vegas, Nevada 89102

(702) 876-5941

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(Continued on following page)

Calculation of Registration Fee
Title of Each Class of Securities to Be Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.001 par value (1), 5,000,000 Shares of Common Stock	$1.00 Per Share	$5,000,000	$1,475.00
Total: 5,000,000 shares of common stock	$1.00 Per Share	$5,000,000	$1,475.00

(1) Estimated solely for the purposes of calculating the registration fee.

Mag-Well, Inc.

Cross Reference Sheet Showing Location in Prospectus of Information Required by Items of From SB-2
	Form SB-2 Item Number of Caption	Location of Heading in Prospectus
1	Forepart of Registration Statement and Outside Front Cover of Prospectus	Outside Front Cover Page; Front Page of Prospectus
2	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus
3	Summary Information and Investment Considerations	Prospectus Summary; Investment Considerations
4	Use of Proceeds	Use of Proceeds
5	Determination of Offering Price	Terms of the Offering
6	Dilution	Dilution
7	Selling Security Holders	Not Applicable
8	Plan of Distribution	Plan of Distribution
9	Legal Proceedings	Business of the Company
10	Directors, Executive Officers, Promoters, and Control Persons	Management
11	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Certain Beneficial Owners and Management
12	Description of Securities	Outside Front Cover Page; Prospectus Summary; Description of Securities
13	Interests of Named Experts and Counsel	Experts; Legal Matter
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Not Applicable
15	Organization within the Last Five Years	Certain Transactions
16	Description of Business	Business of the Company
17	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operation
18	Description of Property	Business of the Company
19	Certain Relationships and Related Transactions	Certain Transactions
20	Market for Equity and Related Stockholder Matters	Description of Securities
21	Executive Compensation	Executive Compensation
22	Financial Statements	Financial Statements
23	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Not Applicable

Prospectus

Mag-Well, Inc.

Common Stock

5,000,000 Shares - $1.00 Per Share

Mag-Well, Inc. ("Mag-Well" or the "Company"), a Texas corporation incorporated on June 20, 1988, is a leader in the magnetic industrial fluid treatment industry. The Company produces a patented Magnetic Fluid Conditioner (MFC) that provides an environmentally-safe solution to costly paraffin and scale deposit problems. The Company has successfully designed and sold specialized MFC tools for users in the oil, gas, marine diesel, sugar refining and water treatment industries. To date, the Company has installed over 1,300 MFC tools worldwide with a 90% success rate.

The proceeds from the sale of the Common Stock in this offering will be payable directly to the Company and the Company will deliver stock certificates attributable to shares purchased directly to the Purchasers within thirty (30) days of the closing of this offering. All subscription funds will be held in an escrow account pending achievement of the Minimum Offering. (See "Plan of Distribution"). Broker fees and commissions, in addition to expenses of the offering, may be deducted from the proceeds as the offering progresses once the Minimum Offering is achieved.

PRIOR TO THIS OFFERING THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY AND THERE CAN BE NO ASSURANCE THAT A PUBLIC MARKET WILL RESULT FOLLOWING THE SALE OF THE SHARES OFFERED HEREBY, OR THAT THE COMMON STOCK CAN BE SOLD AT OR NEAR THE OFFERING PRICE. THE INITIAL PUBLIC OFFERING PRICE HAS BEEN ARBITRARILY DETERMINED BY THE COMPANY BASED UPON WHAT IT BELIEVES PURCHASERS OF SUCH SPECULATIVE ISSUES WOULD BE WILLING TO PAY FOR THE SECURITIES OF THE COMPANY AND BEARS NO RELATIONSHIP WHATSOEVER TO ASSETS, BOOK VALUE OR ANY OTHER ESTABLISHED CRITERIA OF VALUE.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND THEIR PURCHASE SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. SEE "INVESTMENT CONSIDERATIONS" AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
	Offering Price[1]	Number of Shares[2]	Maximum Sales Commissions[3]	Proceeds to Company[4]
Per Share	$1.00	1	$0.10	$0.90
Total Minimum[4]	$500,000	500,000	$50,000	$450,000
Total Maximum[4]	$5,000,000	5,000,000	$500,000	$5,000,000

  The offering price of the Common Shares offered hereunder has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value. The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company. In determining the offering price, the Company considered such factors as the prospects, if any, for similar companies, the previous experience of management, the Company's anticipated results of operations, the present financial resources of the Company and the likelihood of acceptance of this offering.

  The Company will sell Common Stock through sales representatives who are licensed with the Company as "Agents of the Issuer." The Company may pay up to ten percent (10%) commission on the sale of the securities for the Company to these fully-licensed sale representatives. In addition, the Company will sell Common Stock through officers and directors of the Company who will not receive a commission for the sale of the securities.

  Proceeds before deducting expenses of the offering which are estimated to be $26,975.00. These expenses include, but are not limited to, printing, advertising, accounting and other miscellaneous items. The expenses of this offering, not including sales representative fees, shall not exceed a maximum of ten percent (10%) of the aggregate offering.

  This offering is being conducted on "best efforts" basis with the minimum amount of Common Stock of the Company required to be sold at 500,000 shares or $500,000.

  ____________________________________

  Mag-Well, Inc.

  404 Lakeview Drive

  Boerne, TX 78006

  (830) 249-2610

  Date of this Prospectus is September 1, 1999

  CERTAIN STATEMENTS UNDER THE CAPTIONS "PROSPECTUS SUMMARY," "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS OF THE COMPANY" AND ELSEWHERE IN THIS PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. CERTAIN, BUT NOT NECESSARILY ALL, OF SUCH FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "ANTICIPATES," "BELIEVES," "EXPECTS," "MAY," "WILL," OR "SHOULD" OR OTHER VARIATIONS THEREON, OR BY DISCUSSIONS OF STRATEGIES THAT INVOLVE RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS OF THE COMPANY OR INDUSTRY RESULTS MAY BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE GENERAL ECONOMIC AND BUSINESS CONDITIONS; THE ABILITY OF THE COMPANY TO IMPLEMENT ITS BUSINESS AND ACQUISITION STRATEGIES; CHANGES IN THE INDUSTRIAL FLUID TREATMENT INDUSTRY AND CHANGES IN CONSUMER PREFERENCES; COMPETITION; AVAILABILITY OF KEY PERSONNEL; INCREASING OPERATING COSTS; UNSUCCESSFUL ADVERTISING AND PROMOTIONAL EFFORTS; CHANGES IN BRAND AWARENESS; ACCEPTANCE OF NEW PRODUCT OFFERINGS; CHANGES IN, OR THE FAILURE TO COMPLY WITH, GOVERNMENT REGULATIONS; THE ABILITY OF THE COMPANY TO OBTAIN FINANCING FOR FUTURE ACQUISITIONS; AND OTHER FACTORS. SEE "INVESTMENT CONSIDERATIONS."

  NO DEALER, SALESMAN, ORGANIZER OF THE COMPANY OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES, OR ANY OFFER OF SUCH SHARES OF COMMON STOCK TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR THE DATE HEREOF. HOWEVER, DURING THE PERIOD IN WHICH OFFERS OR SALES ARE BEING MADE HEREUNDER, THE COMPANY IS REQUIRED TO UPDATE THE PROSPECTUS TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT.

  The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent accountants and with quarterly reports containing un-audited financial information for each of the first three quarters of each fiscal year.

  PROSPECTUS SUMMARY

  The following Summary of the Prospectus does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained in other parts of this Offering Circular. Please pay special attention to the "Investment Considerations" before making any decision on the suitability of this investment.

  The Company

  Mag-Well, Inc. ("Mag-Well" or the "Company"), is a leader in the magnetic industrial fluid treatment industry. Founded in 1988, the Company has patented technology and proprietary trade secrets that are used to manufacture a Magnetic Fluid Conditioner ("MFC"). The MFC can be used in place of costly chemicals and manual labor to treat various fluid deposition problems. To date, Mag-Well has installed over 1,300 MFC tools worldwide with a 90% success rate. The Company has sold the MFC to major companies including Amoco, Chevron, Exxon, Imperial Sugar, Pemex, Pennzoil, Shell and Texaco. (See "Mag-Well Product Description"). Recently, the Company has discovered that its technology can be economically utilized to improve the efficiency of diesel fuel combustion thereby increasing the fuel use efficiency (for many diesel engines) by up to 10% while reducing harmful emissions. The company has received positive results from tests conducted on the fuel MFC by Southwest Research Institute and will pursue further testing and EPA documentation of the MFC's performance capability.

  The Company will focus the sales of its MFC on three (3) major target markets that experience economic benefits from the use of the MFC. (1) A significant market for MFC's is caused by paraffin and scale deposits, which are a re-occurring problem for petroleum refineries and oil well producers around the globe. (2) The second target market is for the treatment of large transmissions of water and the use of fluids in processing. (3) The third target market is focused on capitalizing on Mag-Well's recent success in treating diesel fuel. Management believes that its MFC tool may be a viable and cost-effective product for use in the markets described herein.

  Mag-Well's CEO, William Dillard, has more than twenty (20) years of business management and entrepreneurial experience. Mr. Dillard founded Dillard & Associates, a Dallas based commercial real estate firm that owned and managed multimillion-dollar investment projects. His experience also includes acquisitions and divestitures for large finance and publicly owned companies in the process of restructuring. Mr. Dillard is a co-founder of the Company and has developed successful methods and strategies for the sale of the MFC. Over the past eight (8) years, Mr. Dillard has personally invested over $1 million dollars in the Company. The Chief Operating Officer, John Corney, is a leading expert in advanced magnetic applications and a co-founder of Mag-Well. Mr. Corney has worked diligently in developing and expanding Mag-Well's patented MFC technology and trade secrets. Additionally, he has redesigned the production of the MFC to improve the product line's gross margin. (See "Management").

  The Company's objective is to improve the efficiency of fluid transfer in all major industries through magnetic fluid conditioning technologies. To achieve its objectives, management of the Company designates as its priorities for the next twelve (12) months of operations as follows: (i) develop and expand the Company's organizational structure, (ii) upgrade facilities and equipment, (iii) further product research and development, (iv) increase geographical sales coverage, and (v) implement an aggressive marketing campaign.

  Management of the Company believes this Offering will provide necessary growth financing to Mag-Well and will allow the Company to capitalize on the potential opportunities available in this multi-billion dollar industry. While the Company cannot guarantee investors in this Offering and current shareholders of the Company that the Company will be able to effectuate the above, the Company has already retained financial advisors and securities counsel to help Mag-Well execute its plans.

  Going Public

  The Company is in the process of identifying the best avenue to become a publicly traded company and expects to be trading on a national securities exchange or stock market by the end of the year.

  The Offering

  Securities Authorized. The Company is authorized to issue 20,000,000 shares of Common Stock and 5,000,000 Shares of Preferred Stock.

  Securities Offered. The Company is offering up to 5,000,000 shares of the Common Stock of the Company at a price of $1.00 per share. The minimum amount of Common Stock of the Company required to be sold is 500,000 shares of Common Stock of the Company or $500,000.

  Common Stock Outstanding. Before the commencement of this Offering, there are approximately 12,373,000 shares of Common Stock of the Company outstanding. If the maximum amount of shares of Common Stock are subscribed for, there will be approximately 17,373,000 shares of Common Stock outstanding. (See "Plan of Distribution" and "Principal Shareholders").

  Risks. The purchase of the Common Stock of this Offering hereby involves a high degree of risk. The shares of this Offering are for investment purposes only and currently no market for the shares exists. (See "Investment Considerations" and "Dilution").

  Use of Proceeds. The estimated net proceeds to the Company from a fully subscribed offering will be approximately $4,450,000 after deducting legal, printing, commissions and other expenses of this public offering. The costs identified herein are estimated to be approximately $550,000. The Company intends to use the net proceeds to finance the Company's current operations, for the expansion of the Company's business, and to help finance the Company's future operations and capitalization strategy to include a possible follow-on public offering. The Company expects that such proceeds will be sufficient to fund the Company's operations for the foreseeable future.

  INVESTMENT CONSIDERATIONS

  Certain statements contained or incorporated by reference in this Prospectus are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results, plans for future business development activities, capital spending or financing resources, capital structure and the effects of regulation and competition and are thus prospective. Such forward looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission (the "SEC").

  Investment in the securities offered hereby involves certain risks and is suitable only for investors of substantial financial means who have no need for initial liquidity in their investments. Prospective investors should carefully consider those risk assessments and the following investment considerations.

  Potential Product Liability, Operating Hazards and Warranty Claims

  Certain products of the Company are used in potentially hazardous drilling, completion and production applications that can cause personal injury or loss of life, damage to property, equipment or the environment and suspension of operations. In addition, claims for loss of oil and gas production and damages to formations can occur. Mag-Well's product liability is limited to general liability insurance. The liability for equipment being used in the well is associated with the operating company and not the product manufacturer. No assurance can be given that the Company will be able to obtain and maintain any insurance, if required, at levels it deems adequate and at rates it considers reasonable. Litigation arising from a major accident or occurrence at a location where the Company's equipment is used may, in the future, result in the Company being named as a defendant in product liability or other lawsuits asserting potentially large claims. No assurance can be given with respect to the outcome of these or any other legal and administrative proceedings or the effect such outcomes may have on the Company.

  Manufacturing and Service Risks and Insurance

  The Company's operations are subject to the usual hazards inherent in manufacturing products and providing services for the oil and gas industry. These hazards can cause personal injury and loss of life, business interruptions, property and equipment damage and pollution or environmental damage. No assurance can be given that insurance coverage will be adequate in all circumstances or against all hazards or risks, or that the Company will be able to obtain or maintain adequate insurance coverage in the future at commercially reasonable rates or on acceptable terms.

  The Company's services and products are used in drilling and production of industrial fluids which are subject to inherent risks that could result in property damage, personal injury, suspension of operations or loss of production. The Company's product liability is limited to general liability insurance. The liability for equipment being used in the well is associated with the operating company and not the product manufacturer.

  Proprietary Technology

  The Company owns a United States patent for its Magnetic Fluid Conditioner ("MFC") which was assigned to the Company on January 12, 1993. The MFC technology developed by Mag-Well, Inc., is protected under U.S. Patent No. 5,178,757. Management is currently planning for additional patents to fully protect the MFC. In addition, new proprietary technological advancements are being protected as trade secrets until appropriate measure can be taken for protection. The Company's success and ability to compete is dependent in part on the protection of its potential trademarks, trade names, service marks and other proprietary rights.

  The Company intends to rely on trade secret and copyright laws to protect the intellectual property that it plans to develop, but there can be no assurance that such laws will provide sufficient protection to the Company, that others will not develop products and services that are similar or superior to those of the Company's, or that third parties will not copy or otherwise obtain and use the Company's proprietary information without authorization. In addition, the Company plans to rely on certain property licensed from third parties, and may be required to license additional products or services in the future, for use in general operations. There can be no assurance that these third party licenses will be available or will continue to be available to the Company on acceptable terms or at all. The inability to enter into and maintain any of these licenses could have a material adverse effect on the Company's business, financial condition or operating results.

  Policing unauthorized use of the Company's proprietary and other intellectual property rights could entail significant expense and could be difficult or impossible. In addition, there can be no assurance that third parties will not bring claims of copyright or trademark infringement against the Company or claim that certain of the Company's processes or features violates a patent. There can be no assurance that third parties will not claim that the Company has misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention or require the Company to enter into costly royalty or licensing arrangements to prevent the Company from using important technologies or methods, any of which could have a material adverse effect on the Company's business, financial condition or operating results.

  In the future, the Company may also need to file lawsuits to enforce the Company's intellectual and technological property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on the Company's business, results of operations and financial condition. (See "Business of the Company - Mag-Well Patent and Product Description").

  No Assurance of Profitability

  The Company, a Texas corporation incorporated on June 20, 1988, is a leader in the magnetic industrial fluid treatment industry. The Company produces a patented Magnetic Fluid Conditioner (MFC) that provides an environmentally-safe solution to costly paraffin and scale deposit problems. The Company has successfully designed and sold specialized MFC tools for users in the oil, gas, marine diesel, sugar refining and water treatment industries. To date, the Company has installed over 1,300 MFC tools worldwide with a 90% success rate. Prospective investors, however, should be aware of the difficulties encountered by any enterprise. These risks include, but are not limited to, the inability of the Company to maintain and increase the quality of its products and services, the lack of acceptance by the market of the viability of MFC technology, the failure by the Company to continue to develop and extend the Company's brand, the inability of the Company to attract or retain customers, the failure of the Company to anticipate and adapt to a developing market, the Company's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner, the inability to effectively manage expanding operations, the failure of its production and distribution systems to efficiently handle the Company's growth, the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, competition, dependence on the oil and gas industry, increases in oil prices, the introduction and development of different or more extensive paraffin and scale solutions, governmental regulation and general economic conditions and economic conditions specific to the oil and gas industry. To address these risks, the Company must, among other things: establish, maintain and increase its client base and rates of growth; implement and successfully execute its business and marketing strategies; continue to develop and upgrade its technology and production and distribution systems; provide superior customer service; respond to competitive developments; and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and any failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

  Need for Additional Capital

  The Company fully anticipates that the proceeds from the sale of all of the Common Shares being sold in this offering will be sufficient to provide for the Company's capital needs for the foreseeable future. If less than all of the Common Shares are sold or if the capital needs are greater than expected, the Company will be required to seek other sources of financing. No guarantees can be given that the Company will sell any of the Common Shares offered or that other financing will be available, if required, or if available, will be on terms and conditions satisfactory to management. The above outlined capital problems could significantly affect the value of any Common Shares that are sold to the public and could result in the loss of an investor's entire investment. The Company believes that this need for additional funds will be derived somewhat from internal revenues and earnings, however, the vast majority will be received from this and possibly future stock offerings. These future offerings could significantly dilute the value of any previous investor's investment value.

  Dependence on Oil and Gas Industry

  The Company's business is substantially dependent upon the condition of the oil and gas industry and worldwide levels of exploration, development and production activity, including the number of oil and gas wells being drilled, the depth and drilling conditions of such wells, the number of well completions and the level of workover activity. Exploration, development and production activity is largely dependent on the prevailing view of future oil and natural gas prices, which have been characterized by significant volatility over the last 20 years. Oil and natural gas prices are influenced by numerous factors affecting the supply and demand for oil and gas, including the level of drilling activity, worldwide economic activity, interest rates and the cost of capital, environmental regulation, tax policies, political requirements of national governments, coordination by the Organization of Petroleum Exporting Countries ("OPEC") and the cost of producing oil and gas. Demand for the Company's products in certain emerging market countries may depend somewhat less on the prevailing view of future oil and natural gas prices as such countries may generally place greater emphasis on their need for internal development, energy self-sufficiency or hard currency earnings. Price changes cause numerous shifts in the strategies of oil and gas companies and drilling contractors and their expenditure levels and patterns, particularly with respect to decisions to purchase major capital equipment of the type manufactured by the Company. Any significant reduction in oil and natural gas prices would likely cause a reduction in exploration, development and production activity which, in turn, would likely result in a drop in demand for products manufactured and sold by the Company. No assurance can be given as to the future price levels of oil and gas or the volatility thereof or that the future price of oil and gas will be sufficient to support the level of exploration and production-related activities necessary for the Company to grow or maintain its business.

  Growth Strategy Implementation; Ability to Manage Growth

  The Company's growth strategy may place a strain on the Company's management, financial and other resources. To manage its growth effectively, the Company must maintain a high level of quality for its products and services, continue to enhance its operational, financial and management capabilities and locate, hire, train and retain experienced and dedicated operating personnel. There can be no assurance that the Company will be able to effectively manage these and other factors necessary to permit it to achieve its expansion objectives, and any failure to do so could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. (See "Business of the Company - Business Growth Strategy").

  Competition

  The Company's revenues and earnings are affected by a highly competitive paraffin and scale deposit treatment solutions industry, the introduction of new and improved products by competitors, increases in the supply of, or improvements in the deliverability of, competing products and significant price competition. Many of the Company's current and potential competitors have longer operating histories, are substantially larger and have greater financial, manufacturing, marketing, technical and other resources. A number also have greater name recognition and a larger installed base of products and services than the Company. Competition in the Company's markets may result in significant price reductions. As a result of their greater resources, many current and potential competitors may be better able than the Company to initiate and withstand significant price competition or downturns in the economy. There can be no assurance that the Company will be able to continue to compete effectively, and any failure to do so would have a material adverse effect on the Company's business, financial condition and operating results. (See "Business of the Company - Competition").

  Risks of International Sales

  International sales may be subject to risks of instability of certain foreign economies, currency fluctuations, risks of expropriation and changes in law affecting international trade and investment. The Company expects to mitigate certain financial risks in sales to international markets by requiring, where commercially feasible, cash advances, irrevocable letters of credit denominated in U.S. dollars and confirmed by a United States money center bank or foreign equivalent or similar credit support arrangements.

  Technological Risk; Uncertain Adoption of MFC Technology

  While magnetic field technology is currently on the cutting-edge of applied physics, it is possible that new, alternate technology could be discovered which would make MFC's obsolete. In addition, magnetic field technology is not completely understood by many engineers and scientists in the global market, and there may be a longer learning curve than is currently projected before sales increase to the levels profitable for the Company. This is apparent in the oil patch, where there is a great deal of skepticism among executives over any new technology, and many established relationships between vendors and field-employees-managers in very large companies do not yield to scientific and impersonal new solutions. If the adoption of MFC technology takes longer than anticipated, results of business operations may be adversely affected.

  Potential Acquisitions

  In the normal course of its business, the Company plans to evaluate potential acquisitions of businesses, products and technologies that could complement or expand the Company's business. In the event the Company were to identify an appropriate acquisition candidate, there can be no assurance that the Company would be able to successfully negotiate the terms of any such acquisition, finance such acquisition and integrate such acquired business, products or technologies into the Company's business and operations. Furthermore, the integration of an acquired business could cause a diversion of management time and resources. There can be no assurance that a given acquisition, when consummated, would not materially adversely affect the Company's business, financial condition and results of operations. (See "Business of the Company - Business Growth Strategy").

  Dependence upon Management and Key Personnel

  The Company is largely dependent upon the personal efforts and abilities of existing management. The success of the Company will also be largely dependent upon the ability of the Company to continue to attract quality management and employees to help operate the Company as its operations grow. In addition, the Company's business is dependent on the highly skilled, and often highly specialized, technical, marketing, sales and managerial personnel it will need to employ and retain. The competition for such personnel is intense, and the loss of any of such persons, as well as the failure to recruit additional key technical and sales personnel in a timely manner, would have a material adverse effect on the Company's business and operating results. There can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. (See "Management").

  Governmental and Environmental Regulations

  The manufacture of oilfield equipment is subject to a broad range of federal, state and local environmental laws and regulations, both in the United States and in foreign jurisdictions, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of employees. As is the case with most industrial manufacturers, the Company could incur significant costs related to environmental compliance. To the extent the Company might incur any such compliance costs, these costs most likely would be incurred over a number of years; however, no assurance can be given that future regulatory action regarding soil or groundwater at the Company's facilities, as well as continued compliance with environmental requirements, will not require the Company to incur significant costs that may have a material adverse effect on the Company's financial condition and results of operations.

  The Comprehensive Environmental Response, Compensation and Liability Act ("CERLA") imposes liability without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a hazardous substance into the environment. These persons include the owner and operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at such site. Persons who are or were responsible for releases of hazardous substances under CERLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

  In addition, environmental regulations that affect the Company's customers also have an indirect impact on the Company. Increasingly stringent environmental regulation of the oil and gas industry has led to higher drilling costs and a more difficult and lengthy well permitting process.

  Many aspects of the Company's operations are affected by political developments and are subject to both domestic and foreign governmental regulation, including regulations relating to oilfield operations, worker safety and the protection of the environment. The technical requirements of these laws and regulations, particularly those related to the environment, are becoming increasingly expensive, complex and stringent. In addition, the Company depends on the demand for its services from the oil and gas industry and, therefore, is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally, such as those curtailing exploration for or production of oil and gas for economic or other policy reasons. The Company cannot determine the extent to which its future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations.

  Health and Safety Matters

  The Company's facilities and operations are also governed by laws and regulations, including the federal Occupational Safety and Health Act ("OSHA"), relating to worker health and workplace safety. Failure to comply with the requirements of the standards may result in administrative, civil and criminal penalties. The Company believes that appropriate precautions are taken to protect employees and others from harmful exposure to materials handled and managed at its facilities and that it operates in substantial compliance with all OSHA regulations. While it is not anticipated that the Company will be required in the near future to expend material amounts by reason of such health and safety laws and regulations, the Company is unable to predict the ultimate cost of compliance with these changing regulations.

   Lack of Cash Dividends

  The Company has not paid any cash dividends on its Common Shares to date, and there can be no guarantee that the Company will be able to pay a cash dividend on its Common Shares in the foreseeable future. The Company will be involved in further research and development. Initial earnings that the Company may realize, if any, will be retained to finance the growth of the Company and further expand the Company's proposed business strategy for the near to medium range future of the Company. Any future dividends, of which there can be no guarantee, will be directly dependent upon earnings of the Company, its financial requirements and other factors that are not determined. (See "Capitalization").

  Control by Existing Management

  Currently, officers and directors as a group directly own approximately 9,198,000 shares of Common Stock or 74.34% of the approximately 12,373,000 sares of Common Stock outstanding. Assuming all 5,000,000 shares of this Offering are sold, the officers and directors will still directly own approximately 52.94% of the Company's issued and outstanding Common Stock - giving investors in this Offering a limited say in the direction and management of the Company. (See "Principal Shareholders" and "Description of Securities").

  Lack of an Underwriter

  The Common Shares are being offered by the Company through its officers and directors. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any Common Shares. In addition, the officers and directors of the Company collectively have limited experience in the offer and sale of securities. Consequently, there is no guarantee that the Company is capable of selling all, or any, of the Common Shares offered hereby.

  Arbitrary Offering Price

  The offering price of the Common Shares offered hereunder has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value. The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company. In determining the offering price, the Company considered such factors as the prospects, if any, for similar companies, the previous experience of management, the Company's anticipated results of operations, the present financial resources of the Company and the likelihood of acceptance of this Offering.

  Dilution

  "Dilution" represents the difference between the offering price of the shares of Common Stock and the net book value per share of Common Stock immediately after completion of the offering. "Net Book Value" is the amount that results from subtracting total liabilities of the Company from total assets. In this offering, the level of dilution is increased as a result of the relatively low book value of the Company's issued and outstanding stock. The net book value of the Company on June 30, 1999 was $176,099 or $0.014233 per share. Assuming all shares offered herein are sold, and given effect to the receipt of the maximum estimated proceeds of this Offering from shareholders, the net book value of the Company will be approximately $5,176,099 or $0.297939 per share. Therefore, the purchasers of the shares of Common Stock in this offering will suffer an immediate and substantial dilution of approximately $0.702061 per share while the present stockholders of the Company will receive an increase of $0.283707 per share in the net tangible book value of the shares that they hold. This will result in an 70.21% dilution for purchasers of stock in this offering.

  Proceeds Applied to General Corporate Purposes - Management Discretion

  Although a portion of the net proceeds of this offering is intended for specific uses, the balance will be available for working capital, fees associated with the Company's future capitalization strategy and for general corporate purposes. Therefore, the application of the net proceeds of this Offering is substantially within the discretion of the management. Investors will be relying on the Company's management and business judgment based only upon limited information about management's specific intentions. No assurance can be given that the application of the net proceeds of this offering will result in the Company achieving its financial and strategic objectives.

  Limited Market for Common Stock

  The Common Stock is not quoted on any exchanges and the stock in the Company is privately held. Therefore, the market for the Common Stock is limited. However, management expects to file with the National Association of Securities Dealers (NASD) upon closure of this offering to have the Common Stock of the Company cleared for quotation on the Over-the-Counter Bulletin Board (OTCBB® ). There can be no assurance, however, that a meaningful trading market will develop.

  In the absence of a security being quoted on NASDAQ, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock would be covered by a Securities and Exchange Commission (the "Commission") rule under which broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are also exempt from the rule if the market price is at least $5.00 per share.

  The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny stocks and for trades in any stock defined as a penny stock. The Commission has recently adopted regulations under such Act which defines penny stock to be any non-NASDAQ equity security that has a market price of less than $5 per share (as defined). Unless exempt, for any transaction in a penny stock, the new rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale. Disclosure also has to be made about commissions payable to both the broker/dealer and the registered representative and current quotations of securities.

  Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Non-NASDAQ stocks would not be covered by the definition of penny stock for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years); (ii) transactions in which the customer is an institutional accredited investor; and (iii) transactions that are not recommended by the broker/dealer.

  Possible Future Issuance of Common Stock

  The Company is authorized to issue up to 20,000,000 Shares of Common Stock. Presently, there are approximately 12,373,000 shares of Common Stock issued and outstanding. Assuming the full subscription of all of the Common Stock offered pursuant to this Prospectus, there would be approximately 17,373,000 shares of Common Stock outstanding. Additional issuances of Common Stock may be required to raise capital, to acquire stock or assets of other companies, to compensate employees or to undertake other activities without stockholder approval. These additional issuances of Common Stock will increase outstanding shares and further dilute stockholders' interests. Since the Company's Common Stock is currently subject to the existing rules on penny stocks, the market liquidity for the Company's securities can be severely adversely affected.

  USE OF PROCEEDS

  The estimated net proceeds to the Company from a fully subscribed offering will be approximately $4,473,025 after deducting legal, printing, commissions, non-accountable expense allowances, and other expenses of this public offering. The costs identified herein are estimated to be approximately $526,975.

  The Company intends to use the net proceeds to finance the Company's current operations, for the expansion of the Company's business, and to help finance the Company's future operations to include a possible follow-on public offering. The Company expects that such proceeds will be sufficient to fund the Company's operations for the foreseeable future.

  The allocations set forth below are the estimates of management as to how the net proceeds of this public offering will be generally allocated. There is no assurances that the estimates set forth below will correspond with the actual expenditures of the Company during the next twelve (12) months or thereafter or that the results of this public offering and the allocations set forth below will be sufficient to maintain the Company's operations following this public offering.

Use of Proceeds	Allocation
Sales and Marketing	$2,523,025
Research and Development	$ 500,000
Manufacturing Upgrades	$ 400,000
Office Expansion	$ 100,000
Offering Expenses	$ 26,975
Salaries	$ 500,000
Remunerations & Commisions	$ 500,000
General Working Capital	$ 450,000

Total	$5,000,000

  The Company intends to use the balance of the net proceeds of this offering primarily for working capital and other general corporate purposes, including expansion of the Company's product development and sales and marketing efforts and potential acquisitions. The amounts actually expended by the Company for working capital purposes will vary significantly depending upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations and the progress of the Company's product development efforts. In addition, the Company may make one or more acquisitions of complementary technologies, products or businesses which broaden or enhance the Company's current product offerings. However, the Company has no specific agreements or commitments, and is not currently engaged in any material negotiations with respect to any such acquisition. Pending the uses described above, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.

  Based upon its current operating plan, the Company believes that its existing capital resources, together with the proceeds of this offering and the interest earned thereon, will be adequate to satisfy its capital requirements for foreseeable future. (See "Investment Considerations - Need for Additional Capital" and "Management's Discussion and Analysis of Financial Condition and Results of Operations").

  DIVIDEND POLICY

  The Company has paid no cash dividends to date and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain its earnings, if any, to finance the expansion of its business, for additional and continued research and development and for other general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Board of Directors deems relevant. (See "Investment Considerations - Lack of Cash Dividends").

   PLAN OF DISTRIBUTION

  The Company is offering up to 5,000,000 shares of Common Stock of the Company at an offering price of $1.00 per share. The Company is issuing these shares pursuant to the federal registration provisions required by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Company will sell this offering through licensed, Series 63, personnel who will license with the Company as "Agents of the Issuer." In addition, the Company will sell this offering on a "best efforts" basis. Shares of the Common Stock will be marketed on an "any and all" basis exclusively through certain directors and executive officers of the Company, none of whom will receive any commissions or other form of remuneration based on the sale of the shares. Consequently, there can be no assurance that any of the shares will be sold. There is a minimum purchase of 500,000 shares required to effect the consummation of this offering. All proceeds from the sale of securities in this offering will be held in escrow until either (1) the Minimum Offering is reached; or (2) the date three hundred sixty-five (365) days from the date of effectiveness of this offering is reached and the Minimum Offering is not sold (at which point, all investor funds shall be returned). There is a risk that this offering will be consummated with the Company receiving aggregate gross proceeds significantly less than the maximum amount of $5,000,000, in the event that less than all 5,000,000 shares are purchased in this offering. To the extent that the net proceeds raised by the Company are substantially less than the maximum amount, the Company's opportunities would be severely diminished.

  There has been no public market for the Common Stock of the Company prior to this offering and there is no assurance that any public market will develop. The public offering price has been arbitrarily established by the Company. In addition, the Company may terminate the Offering for any reason at any time during its pendency for any reason whatsoever.

  Purchases can be made only by completing and manually executing a Subscription Agreement and delivering it together with payment in full price for the shares subscribed to the Company's escrow agent, Chase Bank of Texas, located in 600 Travis Street, Suite #1150, Houston, TX 77002. No subscription shall be effective unless and until accepted by the Company. As soon as practicable, but no more than five (5) business days after receipt of a subscription, the Company will accept or reject such subscription. Subscriptions not accepted by the Company within this five (5) day period shall be deemed rejected. Once a subscription is accepted by the Company, it cannot be withdrawn by the subscriber.

  Subscriptions to purchase shares of Common Stock can be made by completing the Subscription Agreement attached to this Prospectus and delivering the same to the Company's escrow agent at 600 Travis Street, Suite #1150, Houston, TX 77002. Full payment of the purchase price must accompany the subscription. Failure to pay the full subscription price shall entitle the Company to disregard the subscription. No Subscription Agreement is binding until accepted by the Company, which may, in its sole discretion, refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. Unless otherwise agreed by the Company, all subscription amounts must be paid in United States currency by check, bank draft or cashiers check payable to "Chase Bank of Texas c/o Escrow Agent: Mag-Well, Inc."

  Conditions of the Offering

  The Offering will expire at 5:00 p.m. Eastern Time, on the date three hundred sixty-five (365) days from the date of effectiveness of this offering (the "Expiration Date"), unless such date is extended by the Company. The Expiration Date may be extended by the Company without notice to subscribers for up to three (3) consecutive 90-day periods.

  TERMS OF THE OFFERING

  General

    The Company is offering hereunder 5,000,000 shares of its Common Stock for cash at a price of $1.00 per share (the "Offering"). Investors may subscribe to a maximum of 5,000,000 shares of Common Stock pursuant to the Offering. The maximum subscription amount may be waived by the Company in its sole discretion. The purchase price of $1.00 per share shall be paid in full upon execution and delivery of the Subscription Agreement attached hereto as Exhibit 7.0. Subscription funds paid to the Company will be immediately available for use by the Company. All subscriptions tendered by investors are subject to acceptance by the Board of Directors of the Company, and the Company reserves the absolute and unqualified right to reject or reduce any subscription for any reason prior to acceptance. Once a subscription has been accepted by the Company, it may not be withdrawn for any reason. Furthermore, the Company reserves the unqualified right to terminate this offering at any time during its pendency for any reason whatsoever.

  Securities Authorized. The Company is authorized to issue 20,000,000 Shares of Common Stock and 5,000,000 Shares of Preferred Stock - $0.001 par value.

  Securities Offered. The Company is offering up to 5,000,000 shares of the Common Stock of the Company at a price of $1.00 per share. The minimum amount of Common Stock of the Company required to be sold is 500,000 shares of Common Stock of the Company or $500,000.

  Common Stock Outstanding. Before the commencement of this Offering, there were approximately 12,373,000 Shares of Common Stock of the Company outstanding. If the maximum amount of shares of Common Stock are subscribed for, there will be approximately 17,373,000 Shares of Common Stock outstanding. (See "Plan of Distribution," "Principal Shareholders," and "Certain Transactions").

  Risks. The purchase of the Common Stock of this Offering hereby involves a high degree of risk. The Shares of this Offering are for investment purposes only and currently no market for the Shares exists. (See "Investment Considerations" and "Dilution").

  Use of Proceeds. The estimated net proceeds to the Company from a fully subscribed offering will be approximately $4,473,025 after deducting legal, printing, commissions and other expenses of this public offering. The costs identified herein are estimated to be approximately $526,975. The Company intends to use the net proceeds to finance the Company's current operations, for the expansion of the Company's business, and to help finance the Company's future operations and capitalization strategy to include a possible follow-on public offering. The Company expects that such proceeds will be sufficient to fund the Company's operations for the foreseeable future.

  Determination of the Offering Price

  Prior to the Offering there has been no established public market for the shares of the Common Stock and there can be no assurance that an established market for such stock will develop. There are, however, occasional transactions in the Common Stock as a result of private negotiations. The offering price has been arbitrarily determined and is not a reflection of the Company's book value, net worth or any other such recognized criteria of value. In determining the offering price of the Common Stock, past isolated transactions in the Common Stock, the Company's growth and future prospects and general market conditions for the sale of such securities were considered. There can be no assurance that, if a market should develop for the Common Stock, the post-offering market price will equal or exceed the offering price.

  CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1999, and is adjusted to give effect to the sale of the shares being offered herein. (See "Exhibit '4.0' - Un-Audited Interim Financial Statements dated June 30, 1999").
Actual	Pro-Forma 1&2	Full Offering
Short-Term Debt	$ 301,380	$301,380
Long-Term Debt (Excluding short-term Portion)	$ 164,255	164,255
Total Debt	$ 465,635	$465,635
Stockholders' Equity Common Stock: $0.001 par value, 20,000,000 shares authorized; 12,373,000 shares issued and outstanding	$ 12,373	17,373
Excess Paid-In Capital	$ 2,345,775	7,340,775
Retained Earnings (Deficit)	$ (2,182,049)	$ (2,182,049)
Total Stockholders' Equity	$ 176,099	5,176,099
Total Capitalization	$ 641,734	5,641,734

  NOTES TO CAPITALIZATION:

  See "Exhibit '4.0' - Un-Audited Interim Financial Statements dated June 30, 1999."

  Assumes the full subscription of the entire 5,000,000 shares of Common Stock of the Company being sold pursuant to this Offering Prospectus.

  Figures are estimated prior to accounting for commissions and offering expenses which total $526,975.

DILUTION

"Dilution" represents the difference between the offering price of the Shares of Common Stock and the net book value per Share of Common Stock immediately after completion of the offering. "Net Book Value" is the amount that results from subtracting total liabilities of the Company from total assets. In this offering, the level of dilution will be substantially increased as a result of the low book value of the Company's issued and outstanding stock. The net book value of the Company on June 30, 1999 was $176,099 or $0.014233 per share. Assuming all shares offered herein are sold, and given effect to the receipt of the maximum estimated proceeds of this Offering from shareholders, the net book value of the Company will be $5,176,099 or $0.297939 per share. Therefore, the purchasers of the shares of Common Stock in this offering will suffer an immediate and substantial dilution of approximately $0.702061 per share while the present stockholders of the Company will receive an immediate and substantial increase of $0.283707 per share in the net tangible book value of the shares that they hold. This will result in a 70.21% dilution for purchasers of stock in this offering.

The following table illustrates the dilution to the purchaser of the Common Stock in this Offering:

Full Offering
Book Value Per Share Before The Offering	$0.014233
Book Value Per Share After The Offering	$0.297939
Net Increase To Original Shareholders	$0.283707
Decrease In Investment To New Shareholders	$0.702061
Dilution To New Shareholders (%)	70.21%

NOTES TO DILUTION:

  Dilution figures were estimated using un-audited interim financial statements for Mag-Well, Inc., dated June 30, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

General

Mag-Well, Inc., is focused on developing magnetic fluid treatment products. Founded in 1988 to develop and market cost-effective proprietary and patented Magnetic Fluid Conditioners ("MFC"), Mag-Well serves the following markets: (a) oil exploration and production companies, (b) water treatment and water transmission companies, and (c) treatment for industrial facilities. With the help of funds raised in 1994, Mag-Well, Inc. has accomplished early "developmental" and marketing phases focused on international markets. The company is now ready to expand and fully commercialize the MFC applications across several industries.

Results of Operations

The Company has had revenues from operations since its inception on June 20, 1988. However, revenues for the year ended December 31, 1998, decreased by $717,416 to $206,326 as compared to $923,742 for the year ended December 31, 1997. As of December 31, 1998, the Company had a year-to-date loss of $298,668 and a working capital deficit of approximately $30,000. In the second quarter of 1999 the Company made a profit of $78,124 on total revenue of $157,410. Management estimates that the continuation of the Company is dependent upon obtaining additional long-term debt and/or equity financing to meet its obligations and provide marketing and operating funds to maintain profitable operations.

With the increase in oil prices in 1999, management anticipates an increase in capital spending by oil companies, which may reduce or eliminate the Company's net losses through improved sales to oil and gas industry customers. Management is also in the process of attempting to raise capital through a $5,000,000 direct public offering. This funding is expected to satisfy the Company's cash requirements for the foreseeable future. The Company expects to allocate these funds to (1) the implementation of continued research and development for the enhancement of the Company's products and services; (2) the acceleration of the Company's sales and marketing efforts in both the domestic and international markets; and (3) the required upgrades at its manufacturing plant located in Edinburg, Texas. Management of the Company has committed to reducing expenses and attempting to settle and obtain extended terms on its existing debt.

The Company anticipates the need to hire additional employees. Management estimates that by the close of the last quarter of 1999, the Company will grow from three (3) to as many as ten (10) full-time employees. This estimate is exclusive of part-time employees, independent contractors, and/or consultants who may be retained as the need arises.

The Company anticipates additional asset and equipment purchases in order to expand capabilities and facilitate operations. These purchases include additional computer resources such as programming and development of proprietary software, and additional hardware.

BUSINESS OF THE COMPANY

General

Mag-Well, Inc. ("Mag-Well" or the "Company"), is a leader in the magnetic industrial fluid treatment industry. Founded in 1988, the Company has patented technology and proprietary trade secrets that are used to manufacture a Magnetic Fluid Conditioner ("MFC"). The MFC can be used in place of costly chemicals and manual labor to treat various fluid deposition problems. To date, Mag-Well has installed over 1,300 MFC tools worldwide with a 90% success rate. The Company has sold the MFC to major companies including Amoco, Chevron, Exxon, Imperial Sugar, PeMex, Pennzoil, Shell and Texaco. (See "Mag-Well Product Description"). Recently, the Company has discovered that its technology can be economically utilized to improve the efficiency of diesel fuel combustion thereby increasing the fuel use efficiency (for many diesel engines) by up to 10% while reducing harmful emissions. The Company has received positive results from tests conducted on the fuel MFC by Southwest Research Institute and intends to pursue further testing and EPA documentation of the MFC's performance capability. Further information on the technical aspects of the Company's products and the Company may be retrieved from the Company's website, www.magwell.com, which contains links to technical documents and reviews by industry participants.

The Company will focus the sales of its MFC on three (3) target markets that experience economic benefits from the use of the MFC. (1) A significant market for MFC's is caused by paraffin and scale deposits, which are a re-occurring problem for petroleum refineries and oil well producers around the globe. (2) The second target market is for the treatment of large transmissions of water and the use of fluids in processing. (3) The third target market is focused on capitalizing on Mag-Well's recent success in treating diesel fuel. Management believes that its MFC tool may be a viable and cost-efficient product for use in the markets described herein.

The Company's objective is to improve the efficiency of fluid transfer in all major industries through magnetic fluid conditioning technologies. To achieve its objectives, Management of the Company designates as its priorities for the next twelve (12) months of operations as follows: (i) develop and expand the Company's organizational structure, (ii) upgrade facilities and equipment, (iii) further product research and development, (iv) increase geographical sales coverage, and (v) implement an aggressive marketing campaign. Management of the Company believes that this Offering will provide necessary growth financing to Mag-Well and will allow the Company to capitalize on the opportunities available in its multi-billion dollar industry.

Industry Background

Mag-Well operates in three (3) main industry segments: Oil & Gas, Industrial Processing, and Transportation. These industry segments each coincide with the Company' solution for oil and gas production, water and industrial fluid treatment, and diesel fuels treatment. The following table outlines the potential markets that the company is addressing. The industry size is based upon industry sources and management's analysis.
Industry	Oil & Gas	Water Industrial	Diesel Fuel	Total
Size	$1.5 Billion	$7 Billion	$5 Billion	$13.5 Billion

Oil & Gas

Mag-Well's MFC is designed to service the well during the production phase (the extraction of crude from the ground). Companies servicing this market segment are described as Downhole Completion Equipment Companies, Logging/Perforating or Testing Companies, Workover Rigs/Service Companies, and Fluid/Chemical Companies. These services combined form a $50 billion industry according to Standard & Poor's Industry Analysis.

The market for MFC's is caused by paraffin and scale deposits, which are a re-occurring problem for petroleum refineries and oil well producers around the globe. These paraffin, scale and asphaltene deposits are found on pipes, on rods, tubing and pumps. This condition reduces the well's production rate, and eventually, if not chemically or mechanically treated, will completely stop the flow of oil. Remedial action against these deposits reduces the effectiveness of the oil industry each year by way of treatment costs, lost revenues associated with production downtime, well abandonment and contingent liability costs of chemical usage.

The scale and paraffin solutions market is a segment of the oil service and equipment industry that increases in size every year. As wells deplete and reactionary solutions are used to continue production, the wells begin to show paraffin, scale and asphaltene side effects. This extraction process causes the wells to need treatment several times per year and in some cases several times per month.

The scale and paraffin solutions industry has three (3) traditional methods to fight paraffin and scale buildup: (i) chemical injections; (ii) slick line cutting known as scrappers; and (iii) hot oil or water treatments. Companies providing chemical injections are usually large petrochemical corporations such as Tret-o-lite or Camco. These companies, through the use of mechanical pumps, inject chemical solvents into the well, which slows the formation of paraffin and scale deposits. Slick line companies lower a cutting device into the well to physically remove the buildups and are usually small, privately owned operations. Companies known as hot oilers pump hot oil or water down the well to melt paraffin buildups. Each of these solutions requires the well to stop production for treatment.

Two (2) additional treatments, which are gaining market recognition, are the use of microbes or microorganisms and the use of magnetic fields in tools known as magnetic fluid conditioners. Microbes are placed downhole at the oil water contact point. The microbes secrete substances that act as paraffin inhibitors. However, the microbes are living organisms and only work in certain environments. They are unable to work with chemical injection or hot oil treatments. Magnetic fluid conditioning companies are gaining strong market recognition. These companies use various products known as magnetic fluid conditioners (MFC's), that affect oil production by passing the oil flow through strong magnetic fields. These fields are proven to inhibit the formation of paraffin and scale deposits. However, the majority of MFC companies within the industry are currently applying outdated technology, originally intended for water treatment.

Water and Industrial Fluid Treatment

The Company has developed solutions to prevent deposition when there is large transmission of water and when there is use of water or other fluids in chemical and other processing industries. The Company has successfully developed a MFC solution for the following industry problems.

Heat Transfer Market

Heat exchanger fouling has been defined as the initial deposition and subsequent accumulation of unwanted material on an active heat transfer surface. It has been referred to as a universal problem in the design and operation of heat transfer equipment and, over twenty-five (25) years ago, was referred to as "the major unresolved problem in heat transfer."

Fouling impacts the performance of heat transfer equipment in two (2) ways. Due to its low thermal conductivity, the unwanted deposits will increase the resistance to heat transfer and reduce the thermal efficiency of the heat transfer surface. An initial deposition may have minimal impact on both the thermal and hydraulic performance of a heat exchanger. However, when subsequent accumulation are allowed to become excessive the result will be severe fouling with significantly reduced thermal efficiency and reduced cross-sectional areas resulting in an increased pressure drop across the heat exchanger and decreased process fluid throughput.

Today there are a few under-commercialized, yet fully-developed technologies that have demonstrated capabilities to eliminate fouling within a diversity of applications. Competitive technologies are costly and require the replacement of existing equipment. Mag-Well's water MFC can rectify a wide variety of scaling and deposit issues economically without the replacement of existing equipment.

A Heat Exchanger that costs $160,000 with a ten (10) year life span, may require as many as four (4) cleanings per year at $40,000 per cleaning. The additional maintenance fee could cost the company up to $160,000 a year to keep the heat exchanger functioning. Throughout U.S. industry, the total annual cost of fouling (including installed stand-by equipment, regular and costly maintenance, process downtime and loss of production), has been estimated to exceed $3.5 billion (B. A. Garrett-Price "Fouling of Heat Exchangers").

Economics

Often, the design phase solution to an anticipated severe fouling problem has focused on widely accepted counter-measures that increase the projects capital cost. These include excess surface (20%-500%), redundant installed equipment (100% stand-by for off-line cleaning), chemical cleaning sub-systems and special materials used in construction to handle hazardous cleaning chemicals. These design phase fouling cost components can be (and often are) overshadowed by the real-world operating phase fouling cost components that will persist throughout the service life of the heat transfer equipment.

Major Benefits of MFC

The Company's MFC is able to retard scale formation in Heat Exchange processes and produce the following benefits:

  Reduced maintenance costs through less frequent cleaning

  Minimization or elimination of hazardous cleaning operations and disposal of hazardous cleaning chemicals

  Capital cost reduction with the elimination of heat transfer equipment oversizing and/or redundancy

  Lower energy cost due to reduced pumping power requirements to overcome tube plugging by fouling solids.

Commercial Buildings

  Chemical treatments will no longer be required to reduce calcium and other forms of scale from damaging pipes in large buildings and manufacturing complexes.

  Less money will be spent annually in the chemical treatment of water.

  Chemical treatment and or power washing will not be needed for equipment such as water towers, boiler, and evaporators.

  Replacement of damaged equipment will be reduced.

Hard Water for Homes

  Plumbing collage

  Fewer destroyed pipes

  Less clog filtering

  Increased life of the water heater

Alternative Applications

  Desalination plants suffer from scale problems due to the large amounts of water processing and transfer.

  Nuclear power plants suffer from similar water processing problems as desalination plants, and have water storage issues that can benefit from MFC treatment.

  Other alternative applications include unique forms of process oriented, biological manufacturing.

  In food processing industries, Mag-Well's MFC is marketable due to the restrictions on chemical usage.

Diesel Fuel Treatment

Initial pricing for the diesel fuel truck MFC will be $1,000. The following table outlines the cost benefit proposition to be made by Mag-Well.

*This table is based on preliminary findings and actual results may vary significantly and will be known only following further research.
Fuel Tool Analysis
Performance Results	Annual	Fuel MPG	Gallons	Diesel
	Mileage	Efficiency	Consumed	Costs
Without the tool	100,000	4.00	25,000	$ 25,000
With the tool	100,000	4.44	22,500	$ 22,500
Savings	-	0.44	2,500	$ 2,500

Variable Assumptions
Diesel Cost per Gallon	$1.00
Tool Usage Savings	10%
Tool Price	$1,000
Yearly Payback Multiple	2.5	Times
Payback Period	4.8	Months

With a truck life expectancy of ten (10) years, the Mag well MFC can be worth as much as $25,000 to the truck operator. The overwhelming value proposition is an impetus for fleet sales. Not chronicled in the above table is the reduction in emissions. The MFC will provide an economic platform that the transportation industry and environmental leaders can use to reduce harmful emissions and improve the environment.

Trucking and marine shipping companies utilize their vehicles at high rates and will have substantial savings from the incremental reduction of fuel consumption. The following market data displays the large market potential available for the Mag-Well fuel tool:

  Today there are almost 3 million truck drivers in the U.S. alone (over 6 million trucks.)

  In Canada there are in excess of 250,000 long haul truckers.

  Almost 360,000 companies in the U.S. are involved in interstate trucking.

  The two major trucking segments, Common Carrier and Private Fleets, accounted for $167 billion in revenues. (Department of Transportation)

  1996 On-Highway Diesel Consumption was approximately 27 billion gallons. North American makers produced 916,000 diesel engines of all sizes last year. Many of these engines are of great size and are used in every industry from agriculture to construction to manufacturing.

  Mike McCarthy of Freightliner Trucks stated that the average truck gets 5 miles to the gallon and travels 100,000 miles per year.

  According to J.C. Holder of Mack Trucking, the average cost of a diesel truck is $105,000. Used trucks average 4 miles to the gallon, and new trucks can get up to 6 miles per gallon.

Total Estimated Fuel Consumption (000,000 gal. & rounded)
Fuel	1993	1994	1995	1996	1997	1998
Gasoline	111,323	113,144	115,943	117,783	119,232	121,614
Diesel	24,297	27,293	28,555	30,101	30,777	31,758
Totals	135,913	140,719	144,775	148,182	150,330	153,715

Also, driving demand for equipment are fundamental changes in the trucking industry that include shorter vehicle replacement cycles, just-in-time business practices that have placed more freight on the road, as well as more regional and local delivery companies purchasing Class 8 vehicles. US retail sales of Class 8 trucks came to 178,551 last year, making it the third highest sales year. Freightliner took the top place in the Class 8 market in 1997 with a 28.2% market share, or 50,282 units sold. The EPA is expecting US retail sales of Class 8 vehicles in the US in 1998 to reach about 195,000, declining to 180,000 in 1999. With a continued demand for profits, consolidations continue as companies focus on increasing their market share through mergers or acquisitions.

Mag-Well Patent and Product Description

The Company owns United States patent for its Magnetic Fluid Conditioner ("MFC") which was assigned to the Company on January 12, 1993. The MFC technology developed by Mag-Well, Inc., is protected under United States Patent No. 5,178,757.

The MFC is designed for the magnetic treatment of fluids that have a depositing tendency. Deposits cause blockages to form and subsequently slow or halt fluid movement. The MFC works by directing fluids across controlled magnetic fields, which alters the growth of paraffin crystals and scale, thereby inhibiting the formation of solids in the fluids. The following are specific fluid applications for the Mag-Well MFC: oil well production, diesel fuel treatment, industrial water and other fluids utilized in processing. Deposit formation in fluids increase energy costs, damage equipment and decrease the amount a system can produce. The MFC is a treatment for removing and preventing the build-up of solid scale and paraffin deposits in oil wells; treating combustible fuels such as diesel, which improves engine efficiency while reducing emissions; treating industrial water in order to reduce scale buildup (frequent in heat exchange and chemical processes); and the treatment of commercial buildings for hard water to reduce scale buildup that damages the plumbing system.

The body and shell of the MFC are constructed with 300 series stainless steel. However, titanium is used for highly corrosive environments. Inside the MFC tool are a series of neodymium-iron-boron magnetic circuits creating flux densities in excess of 8000 Gauss. One hundred percent (100%) of the fluids produced pass across the magnetic circuits, which prevent the crystallization of paraffin and scale deposits inside the venturi (a slot passage that all fluids flow through).

Listed below are some of the strengths and weaknesses in regards to the MFC tool:

Strengths

  The MFC requires no electrical or external power.

  Mag-Well's technology is patented and its trade secrets are difficult to duplicate.

  The MFC offers savings by eliminating treatment costs. In addition, the MFC may increase a user's revenues by improving the viscosity, yield point and other flow properties of the well and eliminates production downtimes.

  The product's (MFC's) low cost of production leads to high profit margins and high rates of return for shareholders.

  The MFC improves oil flow in cold weather and topside surface temperature.

  The MFC removes existing scale and inhibits the formation of new deposits in pumps, tubing, heat exchangers, separators and other equipment. In addition, the MFC reduces corrosion by eliminating scale that causes "under-deposit pitting."

  The MFC reduces or eliminates most tank high bottoms and the liquid component or base sediment and water (BS & W) emulsion in storage tanks.

  To install the MFC, only the rod and pump need to be removed from the well.

  Testing has shown improvements in fuel consumption and emission control. Mag-Well plans to work with the Southwest Research Institute to give further creditability to this application of the MFC. This will allow Mag-Well to fully commercialize their efforts in the railroad, jet, marine and trucking fuel industries.

Weaknesses

  Paraffin, Scale and Asphlatene problems vary in degree. Severe buildups require a combination of solutions (i.e. Mag-Well's MFC along with chemical treatments). However, the MFC still reduces the well operator's costs by reducing the amount of treatments needed as well as reducing the amount of down time associated with other solutions.

  New technology receives resistance during its initial commercialization. Despite opposition Mag-Well has successfully sold 1,300 tools, received positive client feedback and has amassed technical papers and client tests that support the efficacy of the MFC technology.

Technological Proof

Numerous field case studies conducted by oil industry leaders as well as published articles have recognized the MFC to be a cost-effective and environmentally sound solution to the paraffin and scale deposit dilemma. Those who confirm Mag-Well's reliability include Halliburton Energy Service, which sells Mag-Well MFC's under a verbal distribution agreement, The American Oil and Gas Reporter, British Petroleum's BPXpress Newsletter, Shell Oil Company, Maraven, The Petrobas Research Center, The Society of Petroleum Engineers and several others.

Engineering and Product Development

The Company believes that its ability to enhance its current services, develop and introduce new products and services on a timely basis, maintain technological competitiveness and meet customer requirements are essential to the Company's success. The Company's research and development efforts focus primarily on: (i) enhancing the Company's MFC and its reliability and (ii) assisting the Company's sales organization and customers with special requirements and products. The Company intends to continue its research, engineering and product development programs to develop proprietary products that are complementary to the Company's existing products.

Business Growth Strategy

The Company's business strategy is to develop and market cost-effective, proprietary and patented MFC's for the following markets: (a) oil exploration and production companies; (b) water treatment and water transmission companies; (c) treatment of diesel fuels; and (d) fluid treatment for industrial facilities. Principal elements of the Company's growth strategy are as follows:

Regional Sales Representation

The Company has pioneered the sales of MFC and seeks to develop a sales force to penetrate each of its target markets. Management has performed preliminary interest surveys with potential salesperson candidates and is confident that it can hire the necessary experienced salespersons to accomplish its sales goals. Mag-Well will hire professionals from within the industry of the target market in which they will sell. Established relationships and rapport will ensure the proper introduction of the Company's MFC into each market.

The Company believes that customer services and support are critical components of customer satisfaction and the success of the Company's business. Management believes regional service coverage will allow the company to react quickly to changes in local markets and customer demands. The Company intends to develop strong relationships with its customers and prospective customers to identify their requirements early.

 Additional Distribution Agreements

The Company has a verbal distribution agreement with Halliburton Energy Services ("HES"). After testing and endorsing the product, HES is now selling the MFC under the HES name. HES buys at a discounted price from Mag-Well and pays within forty-one (41) days of shipment of the MFC to Halliburton. This strategic arrangement now gives industry recognition and credibility to the MFC. Halliburton's verbal agreement is on a non-exclusive basis.

In addition, Mag-Well recognizes the importance of relationships with key customers. Mag-Well will build new relationships with its sales force, as well as continue development of prior relationships. The addition of new distribution agreements will allow Mag-Well to build on established relationships and obtain accelerated entry into established markets.

Promote Alternative Financing Programs

Mag-Well will continue to promote its leasing program, as well as develop complete financing solutions for wells with multiple problems. The development of this program will shield the company's revenues from capital constrictions that occur during cyclical industry recessions. The customer will make fixed payments that are typically less than is being spent on current treatments, with no associated capital outflows.

Educate the Market on New Advancements in MFC Technology

Mag-Well's implementation of its marketing campaign must be aided by tools to educate the market on MFC advancement. The goal of educating the market is to expand the market size and opportunities for Mag-Well. In addition, the campaign will educate targeted markets on Mag-Well's MFC technology and the benefits and reliability obtained through its use. The marketing campaign coincides with the hiring of sales staff so as not to outsell Mag-Well's ability to follow-up with customers. The specific methods to accomplish this objective are outlined in the Marketing Strategy section of this offering. (See "Business of the Company - Marketing").

Pursue Strategic Acquisitions and Alliances

The Company believes that there are numerous opportunities to acquire other businesses with established bases, compatible operations, experience with additional or emerging magnetic fluid treatment services and technologies, and experienced management. The Company believes that these acquisitions, if successful, will result in synergistic opportunities, and may increase the Company's revenue and income growth. Currently, Mag-Well has initiated talks with EnviroResponse Products, Inc. ("ERP"), concerning the purchase of the company. The Company believes that ERP has a sound marketing branch involving diesel fuel equipment. If acquired, Mag-Well anticipates an immediate client base for its MFC product which would complement this market segment. However, as discussions are in its early stages, the Company does not guarantee that the acquisition of ERP will be effectuated, if effectuated there is no assurance that the transaction will be successful.

Competition

The market for fluid treatment solutions is highly competitive. The industry is comprised of chemical solvent treatments, slick line, and hot water or hot oil treatments. The procedures are time and capital intensive, causing most companies to remain within certain geographic regions.

Mag-Well's patented technology is unique in the marketplace. There are few companies manufacturing downhole magnetic fluid conditioners. Most produce an antiquated water-conditioning tool that has been converted for oil field use. Various government-run petroleum companies in the former Soviet Union, China, and others have experimented with magnetic tools in oil field services but have not offered a competitive tool. Their results were limited and inclusive and not economically viable. Magniflo, Inc. and Magnetizer are two other companies found to offer magnetic fluid conditioners. These companies currently do not pose a substantial competitive threat to Mag-Well due to the Company's superior technology and performance history

Mag-Well's MFC technology also competes against companies offering the traditional methods for solving paraffin and scale buildup. Chemical treatment providers such as those offered by Baker Hughes, BJ Services, Camco, Dowell, Nalco and Tret-o-lite mechanically inject chemical solvents down the well. Hot oil/water treatments pump heated oil or water into the well to melt paraffin and scale back into a liquid state. Slick line treatment, also known as paraffin cutters, use a slick line to run a tool, called a scrapper, down the well to where the buildup has occurred. The tool is then manipulated to cut the paraffin or scale buildup out of the well.

In water and industrial fluid treatment and diesel fuel treatment, the Company will compete against various companies that utilize chemicals and alternative technology. Many of the Company's current and potential competitors have longer operating histories, are substantially larger and have greater financial, manufacturing, marketing, technical and other resources. A number also have greater name recognition and a larger installed base of products and services than the Company. Competition in the Company's markets may result in significant price reductions As a result of their greater resources, many current and potential competitors may be better able than the Company to initiate and withstand significant price competition or downturns in the economy. There can be no assurance that the Company will be able to continue to compete effectively, and any failure to do so would have a material adverse effect on the Company's business, financial condition and operating results.

Marketing

The Company seeks to generate sales leads by initiating an aggressive marketing campaign. Management intends to purchase and review customer databases with the objective to target prospective customers to receive advertising mail outs. In addition, a telemarketing firm will contact customers identified on the database with follow-up calls. The advertising campaign will begin with one ad, eventually alternating advertisements between different industry publications in efforts to capture a larger market share without duplicating marketing costs.

Market Strategy

The Company believes that its success depends in part upon the strength of its distribution channels and the ability of the Company to maintain close access to its end user customers. The Company intends to develop a wide range of marketing and distribution channels focused on reaching a broad range of customers in the most cost-effective manner. The Company plans to market its products and services through (i) a focused marketing approach and (ii) various advertising and media channels (iii) target market education. The Company intends to continually seek innovative ways to expand the scope of its marketing channels and to enhance its ability to identify and retain customers.

Focused Marketing

To generate customer leads and sales revenues the Company intends to implement an aggressive marketing campaign. The campaign will educate targeted decision makers on Mag-Well's MFC technology and the benefits and reliability obtained through its use. The marketing campaign will coincide with the hiring of sales staff so as not to outsell Mag-Well's ability to maintain quality customer relationships. The industry focused marketing campaign is intended to leverage Mag-Well's sales efforts by qualifying customers needs and interests before a salesperson sets an initial meeting. The campaign will increase brand visibility and product awareness. To implement this campaign, the Company will need the following: mailing or publishing firm, client tracking database system and print marketing material.

Advertising and Media Channel

Industry Journals offer the company a direct communication vehicle to decision makers in each of the Company's target markets. For example, the petroleum industry offers several major magazines aimed at decision makers in the oil and gas industry. Previous advertisements are available for the Company to run ads in these publications. In addition, the Company intends to hire a leading marketing and advertising firm to maximize its communications impact. Ad placement in industry journals and magazines will create brand awareness and increase perceived product efficacy, which will in turn support the direct efforts of the Mag-Well sales force.

An additional media channel the Company has implemented and is receiving new business from its Internet web site at www.magwell.com. The Customer Information Sheet is on the website, enabling customers to order directly through the Internet. Future plans are to add a "Monthly News Page." This page will cover a different story each month describing a client's success with the MFC and will also summarize press releases and published article covering the Company's progress.

The Company also plans to pursue networking opportunities. The oil industry offers hundreds of conferences, seminars and meetings for all industry segments each year. Mag-Well currently has designed a portable exhibition center which will be used for major conferences, such as the annual Offshore Technology Conference held in Houston, Texas.

Another channel the Company intends to develop is public relations. Generally, magazine editors find space to cover topical issues that include their advertisers. The Company intends to utilize press releases to announce major clients, new countries, and other success stories. Executive assistance from strategic partners, major customers, and research institutes will assist in making appointments with trade journal editors for the Company's representatives. In addition, the Company plans to utilize the PR Newswire to generate broad interest in Mag-Well's application of magnetic technologies.

Educate the Target Market

Due to the relatively new nature of the MFC industry, the Company will develop resources to educate potential clients of the applications and benefits of the MFC technology. In order to educate the target markets the following methods will be utilized: telemarketing firm that specializes in technical sales, an interactive CD-ROM video and regional seminars.

Operations Strategy

The Company's initial operating objectives are to: (i) develop and expand the Company's organizational structure; (ii) upgrade facilities and equipment; (iii) further products research and development; (iv) increase geographical sales coverage; and (v) implement an aggressive marketing campaign. To obtain increased efficiency and cost containment from its operations is core to the Company's objectives. The Company plans to modernize and improve its facilities to respond to competition and changes in industry standards. The Company intends to pursue increased productivity and consistently lower operating cost objectives through continuing cost improvement programs. These initiatives include, but are not limited to, reduced delivery time, increased distribution capacity, continued customer orientation and improved process control.

Organizational Development

The Company intends to staff several positions key to implementing its growth strategy. Due to the increase need for Investor relations and business reporting a Chief Financial Officer will be selected. A Vice President of Sales and Marketing will be responsible for staffing and managing the Sales department. The Company believes that the addition of these and other key staff positions will prepare the Company to develop and manage revenue growth.

Facilities and Equipment Upgrade

The Company seeks to maximize its internal growth through maintaining state of the art facilities, machinery and equipment. The Company plans to modernize and improve its facilities to respond to competition resulting from changes in industry standards with the objective of focusing operations on increasing production capacity and efficiency. The Company also plans to develop material handling and processing systems, recognizing that efficient systems (not just efficient equipment) increase productivity.

Product Development

Mag-Well intends to focus on continuous product research and development. Management believes this will allow the Company to pursue additional patents to fully protect its proprietary technologies. In addition, the Company plans to pursue studies with various research institutions whose studies will add additional credibility to the Company's MFC technology.

Geographical Coverage

The Company plans to hire, train and place two salespersons every few months. The sales staff will be hired in their respective regions to open both domestic and international offices. Regional demand will determine which areas will be opened first. The strategic placement of salespersons will reduce travel expenses and increase the personal contact with existing and potential clients.

Facilities

The Company's headquarters and manufacturing facility are located at 404 Lakeview Drive, Boerne, Texas 78006, and 122 East Wisconsin, Edinburg, Texas 78539, respectively. The office located in Boerne, Texas, is provided to the Company by an officer and director at no expense to the corporation. However, Mag-Well's manufacturing facility is comprised of 4,000 square feet. There is an outside fenced storage yard and parking lot approximately one (1) acre in size. The Company currently leases these facilities at a rate of $1,062.00 per month, which expires on January of 2001 with a ninety (90) day notice of cancellation or renewal. If additional facilities are needed, the Company believes that suitable expansion space is available to meet its future needs at commercially reasonable terms. Currently, the Company's offices and manufacturing facility provides sufficient work space to continue with operations.

Employees

As of the date of this Prospectus, the Company has three (3) full-time and four (4) part-time employees. However, within the first twelve (12) months of operations following the successful completion of this Offering, the Company expects to have approximately ten (10) full time employees. The Company's employees are currently not represented by a collective bargaining agreement. However, the Company has entered into employment contracts with Messieurs William W. Dillard, Jr., and John Corney. The Company believes that its relations with its employees are in good standing.

Legal Proceedings

No current or pending litigation, and no claims or counter claims involving the Company as a plaintiff of a defendant exist.

MANAGEMENT

The following sets forth certain information with respect to executive officers, directors, key employees and advisors of Mag-Well, Inc. as of the date of this Prospectus:

NAME	AGE	POSITION
William W. Dillard, Jr.	49	President and Chief Executive Officer
John D. Corney	53	Chief Operations Officer
N. Mark Varel	47	Executive VP of International Sales and Marketing
Fawaz Mourad	48	Director

William W. Dillard, Jr., President and CEO - Mr. Dillard graduated from the University of Mississippi before starting in the real estate business in Dallas, Texas. As a Commercial/Industrial Real Estate Broker, Mr. Dillard was involved in every facet of the business, including industrial site selection for many major industrial users, industrial leasing and development, shopping center development, re-development, leasing and management, apartment re-development and management and land sales, ownership, and development. His company, Dillard & Associates, was one of the larger commercial brokerage companies in Dallas. During the 1980's, several large companies and financial institutions utilized Mr. Dillard's experience to assist in the disposal of excess real estate holdings. In 1990, Mr. Dillard became President and majority stockholder for Mag-Well, Inc. by providing the "seed money" to help develop and test-prove the MFC's effectiveness, as well as start the current manufacturing facilities located in Edinburg, Texas.

John D. Corney, Chief Operations Officer - John Corney, the inventor of Mag-Well's MFC, was educated in Australia at the University of Queensland (graduated in 1961) where he specialized in electronics and geophysics. He is considered an expert and one of the world's most knowledgeable individuals in magnetic fluid technology and has published many articles and papers on Magnetic Fluid Treatments, including the Southwest Petroleum Short Course Paper presented at Texas Tech University in 1993. Prior to founding Mag-Well, Inc., in June of 1988, Mr. Corney was employed with the Hydroworld Corporation (circa 1980-1988) and held the positions of Vice President and Design Engineer. During his tenure, he headed the design and manufacturing of MFC's for industrial water treatment and technical sales. In addition, for seven years (1963-1970), Mr. Corney was a field engineer for a major geophysical exploration company (United GeoPhyiscal Corporation) specializing in the development and operation of magnetic playback centers.

Since founding Mag-Well, Inc., Mr. Corney is in charge of design, research and development, and manufacturing. His early work with magnetic and water treatment led directly to his development and application of MFC's for the treatment of oil wells. His work led to the patent now held by Mag-Well.

N. Mark Varel, Executive VP of International Sales and Marketing - After attending the University of Texas, Mark Varel served as Senior Vice President of the Varel Manufacturing Company for eighteen years (son of the founder and CEO). Varel Manufacturing is a fifty-year-old family-owned, multi-level international manufacturing and marketing company that produces high quality roller-cone rock bits for the mining and petroleum industries. His professional career has focused on the management and operational development of Varel Manufacturing. From 1980 to 1982, Mr. Varel specifically managed the Matamoros, Mexico plant. At that time, the plant had 1,100 employees using over 1,000 machine tools. His expertise includes shop floor management techniques, interpreting engineering blueprints, and a working knowledge of international quality standards such as Q1 and ISO-9000.

In 1983, Mr. Varel moved into a direct role for Varel Manufacturing's international marketing efforts. He was instrumental in opening four overseas sales offices: Perth, Australia (1984); Athens, Greece (1987); Dubai, U.A.E. (1989); and Tokyo, Japan (1990). Mr. Varel joined Mag-Well in late 1994. His hands-on approach to the operations management has proven invaluable. He has done business in more than 40 countries and six continents on the globe. He will be instrumental in the future in the future success of Mag-Well.

Fawaz Mourad, Director - Mr. Mourad was born in London, England, and now lives in Beirut, Lebanon. Mr. Mourad has a Master's Degree in Business Administration from the University of Southern California and a Joint Honors Degree in Physics and Chemistry (Bachelor of Science) from the University of Manchester in the United Kingdom. He presently is co-owner of one of the largest Middle Eastern oilfield distribution and service companies, Al Fardouss International. In addition, Mr. Mourad is a co-owner of Envirotech, a full-service engineering company providing enviromental alternatives to major industries throughout the Middle East. Mr. Mourad's businesses operate in Egypt, Lebanon, Oman, Yemen, Syria, Lebanon and the United Arab Emirates.

Mr. Mourad brings forth 15 years of experience in marketing and providing services to the oilfield and industrial markets in the Middle East. He is a member of the International Chamber of Commerce in Lebanon and Syria, and is a member in Egypt's International Economic Forum in Cairo.

NOTES TO MANAGEMENT:

  Officers serve at the discretion of the Board of Directors. Directors are elected for one-year terms until their successors are elected and qualified. Such election is at the annual meeting of shareholders presently scheduled for a day in the month of April in each year, beginning with the year 1989, unless otherwise fixed by the Board of Directors.

  No executive Officer or Director of the Company has been the subject of any order, judgment or decree or any court of competent jurisdiction, of any regulatory agency enjoining him from acting as an investment advisor, underwriter, broker or dealer in the securities, or as an affiliated person, director, or employee of an investment company, bank savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with such activity or in connection with the purchase or sale of any securities nor has such person been the subject of any Order of a state authority barring or suspending for more than sixty (60) days, the right of such person to be engaged in such activities or to be associated with such activities.

Limitation of Director's Liability

The Company's Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of directors to the Company or its shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. The Articles of Incorporation do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions or (iv) any transaction from which the director received an improper benefit. In addition, the Company's Bylaws provide broad indemnification rights to directors and officers so long as the director or officer acted in a manner believed in good faith to be in, or not opposed to, the best interests of the Company, and with respect to criminal proceedings, if the director had no reasonable cause to believe his or her conduct was unlawful. These provisions of the Articles of Incorporation and Bylaws generally limit the remedies available to a shareholder who is dissatisfied with a decision by the Company protected by these provisions. Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth all cash compensation to be paid by the Company when this offering is complete and the activities of the Company grow:

Name of Individual	Position with Company	Annual Salary
William Dillard	President and Chief Executive Officer	$ 60,000.00
John D. Corney	Chief Operations Officer	$ 60,000.00
N. Mark Varel	EVP of International Sales and Marketing	Commission

NOTES TO EXECUTIVE COMPENSATION:

  The Company has entered into an Employment Agreement with Mr. William Dillard as Chief Executive Officer.

  The Company has entered into an Employment Agreement with Mr. John Corney as Chief Operating Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information as of September 1, 1999, with respect to the beneficial ownership of the Company's Common Stock by: (i) each person who is known to the Company to be the beneficial owner of more than five percent (5.0%) of any such outstanding classes; (ii) each director and executive officer of the Company; and (iii) all executive officers and directors as a group. Currently, there are 12,373,000 shares issued and outstanding of the Company's Common Stock. Please note, however, that unless otherwise specified, the named beneficial owner has, to the Company's knowledge, sole voting and investment power.

Common Stock
Name of Beneficial Owner	Number of Shares	Pre-Offer % of Class	Post Offer % of Class1
William W. Dillard, Jr.	6,211,560	35.75%	50.20%
John Corney	2,386,440	19.29%	13.74%
N. Mark Varel	600,000	4.85%	3.45%
All Directors and ExecutiveOfficers as a group (3 persons)	9,198,000	52.94%	74.34%

NOTES:

  The post offer percentage of class assumes that the maximum number of shares of Common Stock will be issued from this offering (i.e. 5,000,000 shares of Common Stock). The total amount of shares outstanding after a maximum offering will be 12,373,000.

  Officers and directors as a group control approximately 9,198,000 of the 12,373,000 issued and outstanding shares of Common Stock of the Company (74.34%). After the maximum offering, the group of officers and directors will control approximately 52.94%.

STOCK OPTION PLAN

The Company currently does not have a formal employee stock option plan. However, the Company's Board of Directors may institute a formal stock option plan upon the successful conclusion of the offering.

CERTAIN TRANSACTIONS

History and Organization of the Company

On June 20, 1988, the Company was incorporated under the laws of the State of Texas as Mag-Well, Inc. The Company was authorized to issue 1,000,000 shares of Common Stock at no par value.

On June 20, 1988, the Company issued 19,887 shares of Common Stock to the founder, Mr. John Corney, of the Company which were fully paid and non-assessable. All shares issued by the Company were issued under Section 4(2) of the Securities Act of 1933.

On December 1, 1989, the Company issued 51,763 shares of Common Stock to the second founder of the Company, Mr. William W. Dillard, Jr., which were fully paid and non-assessable. All shares issued by the Company were issued under Section 4(2) of the Securities Act of 1933.

In a statement filed with the Secretary of State of Texas on November 14, 1991, it was amended that the Company's registered agent be changed from Mr. John Corney to proclaim that Mr. William W. Dillard, Jr., as the duly appointed registered agent of Mag-Well, Inc.

On July 1, 1994, the Company issued 5,000 shares of Common Stock to a current officer and director of the Company, Mr. N. Mark Varel, which were fully paid and non-assessable. All shares issued by the Company were issued under Section 4(2) of the Securities Act of 1933.

During 1994, the Company completed a public offering of shares of Common Stock of the Company pursuant to Regulation D, Rule 504 of the Securities Act of 1933, as amended, whereby it sold 23,350 shares of Common Stock to approximately sixteen (16) unaffiliated shareholders of record, none of whom were or are officers and directors of the Company.

The Company filed a "Certificate of Amendment of Articles of Incorporation - (After Issuance of Stock)" on March 12, 1999. In this statement it certified that:

    There were One Hundred Thousand (100,000) shares of Common Stock issued and outstanding.

    On February 15, 1999, at a duly noticed meeting of the shareholders of Mag-Well, Inc., a vote was taken whereby Seventy-One Thousand Six Hundred Fifty (71,650) shares voted in favor and none voted against a motion to approve the amendments to the Articles of Incorporation. The amendments, in effect, authorize the Company to issue 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001

    On February 15, 1999, at a duly noticed meeting of the shareholders of Mag-Well, Inc., a vote was taken whereby Seventy-One Thousand Six Hundred Fifty (71,650) shares voted in favor and none voted against a motion to approve the proposal to split forward the Common Shares outstanding (100,000 shares at the time) at a rate of 120 to 1.

On March 2, 1999, the Company completed a public offering of shares of Common Stock of the Company pursuant to Regulation D, Rule 504 or the Securities Act of 1933, as amended, whereby it sold 150,000 shares of Common Stock to approximately one (1) unaffiliated shareholder of record, who was not and is not an officer or director of the Company.

On April 5, 1999, the Company completed a public offering of shares of Common Stock of the Company pursuant to Regulation D, Rule 504 of the Securities Act of 1933, as amended whereby it sold 223,000 shares of Common Stock to approximately fifty-three (53) shareholders of record, none of whom were or are officers or directors of the Company. One of these shareholders was the purchaser of the 150,000 shares on March 2, 1999.

On or about April 7, 1999, the Company filed five copies, one of which was an original, of an amended Form D "Notice of Sales Pursuant to Regulation D" notifying the Securities and Exchange Commission that the offering was exempt from the registration provisions of Section 5 of the Securities Act pursuant to Regulation D, Rule 504 of such same act. On August 25, 1999, an amended copy of the Company's Form D was filed with the SEC, correcting a typographical error.

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share. The following summary of certain provisions of the Common Stock and Preferred Stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation, which is included as an exhibit to this Prospectus and by the provisions of applicable law.

Common Stock

The Company has approximately 12,373,000 shares of Common Stock issued and outstanding. The holders of the Common Stock: (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of Common Stock, on all matters which stockholders may vote on at all meetings of Shareholders; and (v) all of the shares of Common Stock, now outstanding are fully paid and non-assessable. There is no cumulative voting for the election of directors. There are 12,373,000 shares of Common Stock outstanding held by seventy-two (72) shareholders of record. (See "Principal Shareholders").

Preferred Stock

The Company is also authorized to issue up to 5,000,000 shares of Preferred Stock, $0.001 par value. However, the Company has not issued any Preferred Stock to date. Additionally, the Company has not developed the descriptive attributes of these Preferred Shares.

Dividend Policy

The Company has paid no cash dividends to date and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain its earnings, if any, to finance the expansion of its business, for additional and continued research and development and for other general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Board of Directors deems relevant. (See "Investment Considerations - Lack of Cash Dividends").

LEGAL MATTERS

The validity of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Thomas C. Cook & Associates, Ltd., Las Vegas, Nevada.

EXPERTS

The audited financial statements of Mag-Well, Inc., as of December 31, 1998, included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of Hein & Associates, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said individuals as experts in accounting and auditing.

ADDITIONAL INFORMATION

The Company has filed with the Commission a Registration Statement on Form SB-2 (herein, together with all amendments thereto, called the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules thereto, which may be inspected, without change, at the public reference facilities of the Commission maintained by the Commission at its principal office located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048 and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are necessarily summaries of such documents. All material elements of the contracts and documents referenced herein are disclosed in the Prospectus. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent accountants and with quarterly reports containing un-audited financial information for each of the first three quarters of each fiscal year.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, there will be 17,373,000 shares of Common Stock of the Company outstanding given a Maximum Offering. Of these outstanding shares, the 5,000,000 shares of Common Stock being sold in this offering, in addition to approximately 373,000 shares currently unrestricted, will be immediately eligible for resale in the public market without restriction under the Securities Act by persons other than "affiliates" of the Company, as that term is defined in Rule 144 adopted under the Securities Act ("Affiliates"). The remaining 12,000,000 shares of Common Stock (the "Restricted Shares") held by officers, directors, employees, consultants and other shareholders of the Company were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration.

In general, under Rule 144 as currently in effect, beginning approximately ninety (90) days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one (1) year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three (3) month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four (4) calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two (2) years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the for at least three (3) months prior to the sale entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

ACCOUNTING, TAX, INSURANCE, AND LEGAL ISSUES

Accounting Policies

The Company intends to furnish its stockholders with annual reports containing financial statements audited by the Company's independent certified public accountant, who will be engaged during or immediately upon the completion of this offering, and such other reports as the Company deems appropriate or as may be required by law. All accounting policies and audits will be conducted in accordance with the generally accepted accounting principles ("GAAP") of the United States. The Company intends to utilize the FIFO (First In, First Out) inventory accounting methods under GAAP.

Tax Issues

Under the current U.S. tax codes, the Company's corporate tax rate will be about 36%. Under the United States Federal Tax Code amendments enacted in 1993 for small businesses, the Company will be able to deduct up to $17,500 annually on certain capital expenditures for office equipment (i.e. personal computers, copiers, telephones systems, etc.) instead of amortizing such equipment over several years. Specifically, this deduction allowance is included in Section 179 of the I.R.S. Tax Code. There are no (zero) state corporate income taxes in the State of Texas.

However, the Company is assessed a franchise tax according to the Texas Administrative Code (Tax Code-Chapter 171: Franchise Tax). The franchise tax is imposed on each corporation that is chartered in Texas or has a Certificate of Authority to do business in Texas. The Company pays the greater of the tax on (1) net taxable capital or (2) net taxable earned surplus.

Taxable capital is a corporation's stated capital (capital stock) plus surplus. Surplus means the net assets of a corporation minus its stated capital. Taxable capital is apportioned using a single gross receipts factor. Taxable capital for an annual report is based on the end of the corporation's last accounting period in the year prior to the year in which the report is due. The tax rate on taxable capital is 0.25% per year of privilege period.

Earned surplus basically includes federal net taxable income, plus compensation paid to officers and directors of a corporation. S-corporations and corporations with fewer than 36 shareholders are generally exempt form the compensation add-back. For the earned surplus calculation, unitary income is apportioned using a single gross receipts factor. In addition, non-unitary income is allocated to Texas if Texas is the corporation's commercial domicile. Earned surplus for an annual report should be reported beginning with the day after the ending date on the previous franchise tax report and ending with the end of the corporation's last federal accounting period in the year prior to the year in which the report is due. The tax rate on earned surplus is 4.5%.

Key Man Insurance

The Company currently has a $250,000 "Key Man" life insurance on John Corney, Chief Operations Officer. There are no additional "Key Man" life insurance polices for any of the Company's other officers and directors, but the Company intends to provide such coverage in the near future.

Legal Matters

The Company is not currently involved in any litigation or other legal matter that could adversely effect the Company's performance. However, it is important to note that any future litigation could have a materially adverse effect on the ultimate success of the Company.

AVAILABLE INFORMATION

The Company will make available to each prospective investor and his representative, prior to his investing in the shares, the opportunity to ask questions of and receive answers from the Officers and Directors of the Company concerning the terms and conditions of this offering, the Company or any other relevant matters, and to obtain any additional information, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information set forth in this Memorandum.

MISCELLANEOUS

The Company's Certificate of Incorporation eliminates directors' liabilities for breaches of duties to the fullest extent permitted by Texas law. The Company's charter documents provide for indemnification of the officers and directors.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Bylaws of the Company provide for indemnification of its directors, officers and employees as follows: Every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.

The Bylaws of the Company further states that the Company shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Texas law. The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article. However, the Company has yet to purchase any such insurance and has no plans to do so.

The Articles of Incorporation of the Company states that a director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

The Articles of Incorporation of the Company further states that every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Texas from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution (1)

The following table sets forth the estimated expenses payable by the Company in connection with this offering (excluding commissions):
Nature of Expenses	Amount
SEC Registration Fee---------------------------	$ 1,475
Accounting Fees and Expenses-----------------------	$ 5,000
Legal Fees and Expenses-------------------------	$ 5,000
Printing Expenses----------------------------	$ 3,000
Blue Sky Qualification Fees and Expenses-------------------	$ 10,000
Transfer Agent's Fee---------------------------	$ 2,500
TOTAL--------------------------------	$ 26,975

  The amounts set forth above, except for the SEC fees, are in each case estimated.

Item 26. Recent Sales of Unregistered Securities

During the past five (5) years, the Company has issued unregistered securities to a limited number of persons, as described below. No underwriters or underwriting discounts or commissions were involved. The Company believes that each transaction was exempt from the registrations requirements of the Securities Act, pursuant to Regulation D, Rule 504 as amended, and pursuant to Section 4(2) of the said act. Accordingly, on or about April 7, 1999, the Company filed five copies, one of which was an original, of an amended Form D "Notice of Sales Pursuant to Regulation D" notifying the Securities and Exchange Commission that the offering was exempt from the registration provisions of Section 5 of the Securities Act pursuant to Regulation D, Rule 504 of such same act. On August 25, 1999, an amended copy of the Company's Form D was filed with the SEC, correcting a typographical error.

    During April 1994, the Company completed a public offering of shares of Common Stock of the Company pursuant to Regulation D, Rule 504 of the Securities Act of 1933, as amended, whereby is sold 23,350 shares of Common Stock to approximately sixteen (16) unaffiliated shareholders of record, none of whom were or are officers and directors of the Company.

    On July 1, 1994, the Company issued 5,000 shares to a current officer and director of the Company which were fully paid and non-assessable. All shares issued by the Company were issued under Section 4(2) of the Securities Act of 1933.

    The Company filed a "Certificate of Amendment of Articles of Incorporation - (After Issuance of Stock)" on March 12, 1999. In this statement it certified that:

      There were One Hundred Thousand (100,000) shares of Common Stock issued and outstanding.

      On February 15, 1999, at a duly noticed meeting of the shareholders of Mag-Well, Inc., a vote was taken whereby Seventy-One Thousand Six Hundred Fifty (71,650) shares voted in favor and none voted against a motion to approve the amendments to the Articles of Incorporation. The amendments, in effect, authorize the Company to issue 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001

      On February 15, 1999, at a duly noticed meeting of the shareholders of Mag-Well, Inc., a vote was taken whereby Seventy-One Thousand Six Hundred Fifty (71,650) shares voted in favor and none voted against a motion to approve the proposal to split forward the Common Shares outstanding (100,000 shares at the time) at a rate of 120 to 1.

    On March 2, 1999, the Company completed a public offering of shares of Common Stock of the Company pursuant Regulation D, Rule 504 of the Securities Act of 1933, as amended, whereby it sold 150, 000 shares of Common Stock to approximately one (1) unaffiliated shareholder of record, who was not and is not an officer or director of the Company.

    On April 5, 1999, the Company completed a public offering of shares of Common Stock of the Company pursuant to Regulation D, Rule 504 of the Securities Act of 1933, as amended, whereby it sold 223, 000 shares of Common Stock to approximately fifty-three (53) unaffiliated shareholders of record, none of whom were or are officers and directors of the Company. One of these shareholders was the purchaser of the 150,000 shares on March 2, 1999.

Part F/S

Un-Audited and Audited Financial Statements of Mag-Well, Inc.

Mag-Well, Inc.

Unaudited Interim Financial Statements

For The Period Ending

June 30, 1999

Mag-Well, Inc.

Balance Sheet As At June 30, 1999
	June 30	June 30
	1999	1998
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	11,400	11,319
Accounts Receivable (Net of Allowance for Doubtful Accounts of $29,737 and $7,737 respectively.)	145,033	61,708
Inventory (Net of Inventory Valuation Allowance of $56,804.14 and $108,059 respectively.)	327,463	373,427
Total Current Assets	483,896	446,454
PROPERTY AND EQUIPMENT, net	157,838	-40,896
OTHER ASSETS
Organization Costs (Net of Amortization)	0	0
Total Other Assets	0	0
TOTAL ASSETS	641,734	405,558
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Accounts Payable	109,505	74,039
Accrued Expenses	191,875	103,767
Total Current Liabilities	301,380	177,806
LONG-TERM LIABILITIES
Notes Payable (discounted)	164,255	208,221
Other Liabilities	0	0
Total Long-Term Liabilities	164,255	208,221
TOTAL LIABILITIES	465,635	386,027
STOCKHOLDERS' EQUITY (DEFICIENCY)
Common stock (6/1999: $.001 stated value, 20,000,000 shares authorized, 12,373,000 issued and outstanding; 6/98: $.01 stated value, 1,000,000 shares authorized, 100,000 issued and outstanding)	12,373	1,000
Additional Paid-In Capital	2,345,775	2,238,148
Accumulated Deficit	(2,182,049)	(2,219,617)
TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)	176,099	19,531
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	641,734	405,558

See accompanying notes to unaudited interim financial statements

Mag-Well, Inc.

Statement Of Operations For Three Months Ending June 30, 1998 And June 30, 1999
REVENUE	Three Months Ending June 30, 1999	Three Months Ending June 30, 1998
Tool Sales	153,312	35,872
Lease Revenue	4,099	6,496
Total Revenue	157,410	42,367
COST OF GOODS SOLD	50,071	24,154
Gross Margin	107,339	18,213
GENERAL AND ADMINISTRATIVE EXPENSES	31,975	114,327
OTHER INCOME (EXPENSES)
Interest Expense	(4,893)	(6,553)
Loss on Inventory Impairment	0	0
Gain (Loss) on Sale of Assets	7,652	0
Other	0	0
Total Other Expenses	2,760	(6,553)
LOSS BEFORE EXTRAORDINARY GAIN	78,124	(102,667)
EXTRAORDINARY GAIN	0	0
NET INCOME (LOSS)	78,124	(102,667)
Weighted average number of common shares outstanding	12,358,297	100,000
Net Earnings (Loss) Per Share	0.006	(1.027)

See accompanying notes to unaudited interim financial statements

Mag-Well, Inc.

Statement Of Changes In Stockholders' Equity (Deficiency)

Year Ended June 30,1999

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total
BALANCES, June 30, 1998	100,000	1,000	2,238,148	(2,219,617)	19,531.10
120-for-1 forward stock split andchange of par value from $0.01 to $0.001 per share	11,900,000	11,000	(11,000)		-
Sale of 150,000 shares of common stock at $0.05	150,000	150	7,350		7,500.00
Sale of 223,000 shares of common stock at $0.50	223,000	223	111,277	-	111,500.00
Net Income	-		-	37,568	-
BALANCES, June 30,1999	12,373,000	12,373	2,345,775	(2,182,049)	138,531

See accompanying notes to unaudited interim financial statements

Mag-Well, Inc.

Statement Of Cash Flows For Three Months Ending June 30, 1998 And June 30, 1999
	June 30, 1999	June 30, 1998
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	78,124	(102,667)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by
operating activities:
Extraordinary Gain	0	0
Depreciation and Amortization	0	0
Loss on Inventory Impairment	0	0
Interest Expense Converted to Equity	0	0
Change in Receivables	(133,158)	20,630
Change in Inventory	4,806	4,843
Change in Accounts Payable, Accrued Expenses, and Other Liabilities	62,221	32,771
Other	0
Net Cash Provided by Operating Activities	11,993	(44,424)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Leased Equipment	0	0
Sale of Leased Equipment	0	0
Net Cash Provided by Investing Activities	0	0
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of Notes Payable	(681)	5,594
NET CHANGE IN CASH AND CASH EQUIVALENTS	11,312	(38,830)
CASH AND CASH EQUIVALENTS, beginning of period	88	50,149
CASH AND CASH EQUIVALENTS, end of period	11,400	11,319

See accompanying notes to unaudited interim financial statements

Mag-Well, Inc.

Notes To Unaudited Interim Financial Statements

June 30, 1999

NOTE 1 -NATURE OF BUSINESS

Mag-Well, Inc. (the "Company") is engaged in manufacturing and marketing throughout the world of certain patented Magnetic Fluid Conditioner tools. These tools control the buildup of deposits in pipelines, flowlines and other equipment causing blockages. In addition, the Company pursues research and development programs to extend its current product line and to improve existing products.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory, consisting of raw materials, sub-assemblies, finished product and accessories, is stated at the lower of cost (first-in, first-out) or market value. Inventory by major classification consisted of the following:
	June 30, 1999	June 30, 1998
Raw materials	145,724	143,244
Finished goods	238,544	338,243
Total	384,267	481,486
Less: valuation allowance	(56,804)	(108,059)
	327,463	373,427

The carrying amount of inventory was reduced to its net realizable value.

Revenue Recognition

The Company records the sale of tools upon shipment. In addition, the Company occasionally leases equipment to customers under operating leases. The Company records rental income when payments are due under the leases.

Property and Equipment

The Company's property and equipment are stated at cost. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets, which range 1'rotn 5 to 7 years. Leased equipment consists of finished tools leased to customers by the Company. Tools are recorded at cost and depreciated using the straight-line method over the lease term.

Income Taxes

The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Comprehensive Income (Loss)

Comprehensive income is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on Investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive income (loss) was equal to its net income (loss) for the years ended June 30, 1999 and June 30, 1998.

Mag-Well, Inc.

Notes To Unaudited Interim Financial Statements

Use of Estimates

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company incurred recurring losses and had a working capital deficit of approximately $30,000 as of December 31, 1998. The continuation of the Company as a going concern is dependent upon obtaining additional long-term debt and/or equity financing to meet its obligations and provide marketing and operating funds to achieve and maintain profitable operations. With the increase in oil prices in 1999, management anticipates an increase in capital spending by oil companies which would significantly reduce or eliminate net losses through improved sales to oil and gas industry customers. Management is also in the process of attempting to raise capital through a $5,000,000 direct public offering. Management expects to use funds received through the offering to expand upon newly identified markets and to continue development of new applications for its tools in order to diversify its customer base. Management of the Company has committed to reducing expenses and attempting to settle and obtain extended terms on its existing debt.

NOTE 3 - PROPERTY AND EQUIPMENT
	December 31
	1998	1997
Office furniture, equipment and improvements	$ 79,972	$ 81,665
Machinery and equipment	75,946	74,253
Vehicles	29,957	29,957
	185,875	185,875
Less accumulated depreciation	(127,221)	(105,340)
	$ 58,654	$ 80,535
Leased equipment	$ 63,154	$ 62,609
Less accumulated depreciation	(49,842)	(40,973)
	$ 13,312	$ 21,636

Depreciation expense was $32,573 and $34,884 in 1998 and 1997, respectively.

Mag-Well, Inc.

Notes To Unaudited Interim Financial Statements

NOTE 4 - NOTES PAYABLE

(1) Discounts on notes payable result because the notes include an agreement to issue shares of common stock to the noteholders. The discount is the amount of cash received that was allocated to equity. The equity component of the amount invested by the noteholders was recorded based on the amount paid by investors who acquired equity interests only during the same time period. The discounts are amortized to interest expense using the interest method, based on an average effective interest rate of 40%, over the terms of the notes. The amortization of the discounts was $13,857 and $85,058 in 1998 and 1997, respectively.

The Company is behind on the payments on these notes as of December 31, 1998, and principal and interest are thus payable upon demand.

NOTE 5 - STOCKHOLDERS' EQUITY

On February 15, 1999, the Company carried out a 120-to-1 forward stock split and redenominated the par value of its stock from $0.01 to $0.001 per share.

On March 2, 1999, pursuant to Regulation D, Rule 504, the Company issued and sold 150,000 shares of common stock at $0.05 per share.

On April 7, 1999, the Company closed a private placement offering of shares pursuant to Regulation D, Rule 504. In the course of the offering, the company issued and sold 223,000 shares of common stock at $0.50 per share.
	December 31
	1998	1997
Note payable to an individual, interest at 16%, payable in monthly installments through September 1999, collateralized by an interest in leased equipment	$ 42,445	$ 44,286
Unsecured notes payable to individuals, interest at 10%, principal and interest are payable in 36 monthly installments beginning in May 1996 (1)	96,520	105,896
Unsecured notes payable to an individual, interest at 10%, principal and interest are payable in 12 quarterly installments beginning in October 1997 (1)	53,149	57,650
Total notes payable	192,114	207,832
Discounts on notes payable (net of accumulated amortization of 54,726 and $46,630, respectively) (1)	(32,773)	(46,630)
Net notes payable	159,341	161,202
Less current portion	(159,341)	(90834)
	$ -	$ 70,368

NOTE 6 - EXTRAORDINARY GAIN

In 1995 and 1994, investors placed a total of $1,020,000 into the Company in exchange for notes payable with a face value of $1,020,000 and a total of 13.3% of the Company's common stock. $665,000 of the amount invested was recorded as equity and a discount to the notes payable. In July and August 1997, notes payable that totaled $347,225 (net of discount) at the date of conversion were converted to common stock. The related accrued interest of $171,000 was forgiven. The shares of common stock were granted out of the existing outstanding shares with no new shares being issued. The transactions resulted in an extraordinary gain for debt forgiveness of $518,225 in 1997.

Mag-Well, Inc.

Notes To Unaudited Interim Financial Statements

NOTE 7 - COMMITMENTS

The Company leases a manufacturing facility in Edinburg, Texas subject to a non-cancel table operating lease agreement which expires in January 2001. The Company had total rent expense of $13,560 and $28,366 for the years ended December 31, 1998 and 1997, respectively. The total minimum rental commitments at December 31, 1998 were as follows:
YEARS ENDING
1999	$ 12,648
2000	13,910
2001	1,168
$ 27,726

The Company has employment agreements with two stockholders, which require total annual payments of $120,000 through August 2000.

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

The Company's financial instruments are cash, accounts receivable and payable and notes payable. Management believes the fair values of these instruments approximate the carrying values, due to the short-term nature of the instruments, and the interest rates, as applicable.

Financial instruments that subject the Company to credit risk are cash equivalents and accounts receivable. The Company's accounts receivable are primarily from large oil companies throughout the world. At December 31, 1998, the Company had accounts receivable in excess of 10% of the total accounts receivable from three customers, which aggregated 36% of the total balance. The Company does not ordinarily require collateral from its customers, nor perform credit evaluations. The Company believes the allowance for doubtful accounts is adequate.

NOTE 9 - MAJOR CUSTOMERS

The Company had sales to one customer in 1998 that amounted to 3 1 % of total sales that year. The Company had sales to three customers in 1997 that amounted to 69% of total sales that year. No other customer accounted for more than 10% of total sales in 1998 and 1997.

NOTE 10 -RELATED PARTY TRANSACTIONS

The Company had sales to a company owned by an employee of the Company totaling $71,286 and $480,372 for 1998 and 1997, respectively. See Note 5 for additional related party transactions.

NOTE 11 - INCOME TAXES
	December 31
	1998	1997
Deferred tax assets (primarily net operating loss carryforward)	$ 490,000	$ 413,000
Deferred tax liabilities (primarily property and equipment)	(14,000)	(18,000)
Valuation allowance	(476,000)	(18,000)
Net deferred tax balance	$ -	$ -

The Company had a net operating loss carryforward for Federal income tax purposes as of December 31, 1998 of approximately $940,000, which will expire, if unused, in 2006 through 2018.

Mag-Well, Inc.

Notes To Unaudited Interim Financial Statements

NOTE 12 - YEAR 2000

The Company and/or other entities with which the Company transacts business could be adversely affected by the year 2000 problem, which is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company has begun to take actions it believes are reasonably designed to address the year 2000 problem with respect to computer systems in use, but has not fully determined the impact on their future operations or the costs they may incur to remedy the problem. There can be no assurance the actions taken will be sufficient to avoid any adverse impacts to the Company.

Mag-Well, Inc.

Audited Financial Statements

December 31, 1998 and 1997

Mag-Well, Inc.

Financial Statements For The Years Ended December 31,1998 And 1997

Index to Financial Statements

HEIN+ASSOCIATES LLP

Certified Public Accountants and Consultants

with offices in Denver, Houston and Los Angeles.

Telephone (972) 458-2296 Fax (972) 788-4943

12770 Coit Road, Suite 1150

Dallas, Texas 75251

INDEPENDENT AUDITOR'S REPORT

June 23, 1999

Board of Directors

Mag-Well, Inc.

McAllen, Texas

We have audited the accompanying balance sheets of Mag-Well, Inc. as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholders' equity (deficiency)and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mag-Well, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as. a going concern. As discussed in Note 2, the Company's significant operating losses and limited financial resources raise substantial doubt about its ability to continue as a going concern. Management's plans. in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certified Public Accountants

Hein+Associates LLP

Member of MOORES ROWLAND INTERNATIONAL with associated firms throughout the world.

Mag-Well, Inc.

Balance Sheets
ASSETS
	December 31,
	1998	1997
CURRENT ASSETS:
Cash and cash equivalents	$18,443	20,255
Trade accounts receivable (net of allowance for doubtful accounts of $29,737 and $30,840, respectively)	16,889	28,977
Receivable from related party	5,932	130,951
Inventory (net of valuation allowance of $183,000 and $130,000, respectively)	279,942	256,380
Total current assets	321,206	436,563
PROPERTY AND EQUIPMENT, net	71,966	102,171
Total assets	$ 393,172	$ 538,734
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	26,074	43,771
Current portion of notes payable	159,341	90,834
Accrued expenses	165,568	2,904
Total current liabilities	350,983	137,509
LONG-TERM LIABILITIES:
Notes payable	-	70,368
Other liabilities	49,500	39,500
Total long-term liabilities	49,500	109,868
COMMITMENTS (Note 7)	-	-
STOCKHOLDERS'EQUITY (DEFICIENCY):
Common stock, $.01 stated value, 1,000,000 shares authorized, 100,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	2,238,148	2,238,148
Accumulated deficit	(2,246,459)	(1,947,791)
Total stockholders' equity (deficiency)	(7,311)	291,357
Total liabilities and stockholders' equity (deficiency)	$ 393,172	$ 538,734

See accompanying notes to these financial statements.

Mag-Well, Inc.

Statements of Operations

	Years ENDED DECEMBER 3 1,
	1998	1997
REVENUES:
Tool sales	$ 180,249	880,150
Lease revenue	26,077	43,592
Total revenue	206,326	923,742
COST OF GOODS SOLD	97,958	384,596
Gross margin	108,368	539,146
GENERAL AND ADMINISTRATIVE EXPENSES	314,210	633,059
OTHER INCOME (EXPENSES):
Interest expense	(44,415)	(174,675)
Loss on inventory impairment	(53,000)	(130,000)
Gain (loss) on sale of assets	4,557	(4,264)
Other	32	115
Total other expense	(92,826)	(308,824)
LOSS BEFORE EXTRAORDINARY GAIN	$ (298,668)	$ (402,737)
EXTRAORDINARY GAIN	-	518,225
NET INCOME (LOSS)	$ (298,668)	$ 115,488

See accompanying notes to these financial statements.

Mag-Well, Inc.

Statements Of Changes In Stockholders' Equity (Deficiency)

Years Ended December 31,1998 And 1997
			Additional Paid-In Capital	Accumulated Deficit	Total
	Common Stock
	Shares	Amount
BALANCES, January 1, 1997	100,000	1,000	$ 1,309,986	(2,063,279)	$ (752,293)
Conversion of notes payable and accrued expenses to equity	-	-	928,162	-	928,162
Net income	-		-	115,488	115,488
BALANCES, December 31, 1997	100,000	1,000	2,238,148	(1,947,791)	291,357
Net loss	-	-		(298,668)	(298,668)
BALANCES, December 31, 1998	100,000	1,000	$ 2,238,148	$ (2,246,459)	$ (7,311)

See accompanying notes to these financial statements.

Mag-Well, Inc.

Statements of Cash Flows
	YEARS ENDED DECEMBER 31,

	1998	1997
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(298,668)	$ 115,488
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Extraordinary gain	-	(518,225)
Depreciation and amortization	46,430	119,942
Loss on inventory impairment	53,000	130,000
(Gain) loss in sale of assets	(4,557)	4,264
Interest expense converted to equity	-	67,504
Change in receivables	137,107	88,431
Change in inventory	(76,562)	48,954
Change in accounts payable, accrued expenses
and other liabilities	154,967	(40,790)
Other	(4,491)	289
Net cash provided by operating activities	7,226	15,857
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of leased equipment	(2,415)	-
Sale of leased equipment	9,094	-
Net cash provided by investing activities	6,679	-
CASH FLOWS FROM FINANCING ACTIVITIES -
Repayments of notes payable	(15,717)	(95,909)
NET CHANGE IN CASH AND CASH
EQUIVALENTS	(1,812)	(80,052)
CASH AND CASH EQUIVALENTS, beginning of year	20,255	100,307
CASH AND CASH EQUIVALENTS, end of year	$ 18,443	$ 20,255
SUPPLEMENTAL INFORMATION:
Cash paid for interest	$ 3,315	$ 30,017
Aircraft exchanged for note payable	-	95,458
Notes payable and accrued expenses converted to equity		1,446,387

See accompanying notes to these financial statements.

Mag-Well, Inc.

Notes to Financial Statements

1. NATURE OF BUSINESS

Mag-Well, Inc. (the "Company") is engaged in manufacturing and marketing throughout the world certain patented Magnetic Fluid Conditioner tools. These tools control the buildup of deposits in pipelines, flowlines and other equipment causing blockages. In addition, the Company pursues research and development programs to extend its current product line and to improve existing products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory, consisting of raw materials, sub-assemblies, finished product and accessories, is stated at the lower of cost (first-in, first-out) or market value. Inventory by major classification consisted of the following:
	DECEMBER 31,
	1998	1997
Raw materials	$138,340	$135,674
Finished goods	324,602	250,706
Total	462,942	386,380
Less: valuation allowance	(183,000)	(130,000)
	$279,942	256,380

The carrying amount of inventory was reduced to its net realizable value resulting in a loss of $53,000 and $130,000 in 1998 and 1997, respectively.

Revenue Recognition

The Company records the sale of tools upon shipment. In addition, the Company occasionally leases equipment to customers under operating leases. The Company records rental income when payments are due under the leases.

Property and Equipment

The Company's property and equipment is stated at cost. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets, which range from 5 to 7 years. Leased equipment consists of finished tools leased to customers by the Company. Tools are recorded at cost and depreciated using the straight line method over the lease term.

Income Taxes

The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Mag-Well, Inc.

Notes to Financial Statements

Comprehensive Income (Loss)

Comprehensive income is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive income (loss) was equal to its net income (loss) for the years ended December 31, 1998 and 1997.

Use of Estimates

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred recurring losses and has a working capital deficit of approximately $30,000 as of December 3 1, 1998. The continuation of the Company as a going concern is dependent upon obtaining additional long-term debt and/or equity financing to meet its obligations and provide marketing and operating funds to achieve and maintain profitable operations. With the increase in oil prices in 1999, management anticipates an increase in capital spending by oil companies which would significantly reduce or eliminate net losses through improved sales to oil and gas industry customers. Management is also in the process of attempting to raise capital through a $5,000,000 direct public offering. Management expects to use funds received through the offering to expand upon newly identified markets and to continue development of new applications for its tools in order to diversify its customer base. Management of the Company has committed to reducing expenses and attempting to settle and obtain extended terms on its existing debt.

3. PROPERTY AND equipment

Property and equipment consisted of the following:
	DECEMBER 31,
	1998	1997
Office furniture, equipment and improvements	79,972	$ 81,665
Machinery and equipment	75,946	74,253
Vehicles	29,957	29,957
	185,875	185,875
Less accumulated depreciation	(127,221)	(105,340)
	58,654	80,535

Leased equipment	$63,154	$62,609
Less accumulated depreciation	(49,842)	(40,973)
	$13,312	$ 21,636

Depreciation expense was $32,573 and $34,884 in 1998 and 1997, respectively.

Mag-Well, Inc.

Notes to Financial Statements

4. NOTES PAYABLE

Notes payable and long-term debt consisted of the following:

(1) Discounts on notes payable result because the notes include an agreement to issue shares of common stock to the noteholders. The discount is the amount of cash received which was allocated to equity. The equity component of the amount invested by the noteholders was recorded based on the amount paid by investors who acquired equity interests only during the same time period. The discounts are amortized to interest expense using the interest method, based on an average effective interest rate of 40%, over the terms of-the notes. The amortization of the discounts was $13,857 and $85,058 in 1998 and 1997, respectively.

The Company is behind on the payments on these notes as of December 31, 1998, and principal and interest are thus payable upon demand.

5. STOCKHOLDERS, EQUITY

In July 1997, a note payable totaling $501,432 due the major stockholder of the Company was converted to common stock. The related accrued interest of $119,464 was forgiven. In addition, accrued salary and interest thereon due the major stockholder totaling $3 07,266 were forgiven. These transactions increased the Company's stockholders' equity by $928,162, and outstanding shares remained the same as the shares granted for the conversion were from existing outstanding shares.

If the above transactions had occurred when the notes were initially issued, interest expense would have been reduced by approximately $35,000 in 1997.
	December 31,
	1998	1997
Note payable to an individual, interest at 16%, payable in monthly installments through September 1999, collateralized by an interest in leased equipment	42,445	44,286
Unsecured notes payable to individuals, interest at 10%, principal and interest are payable in 36 monthly installments beginning in May 1996 (1)	96,520	105,896
Unsecured notes payable to an individual, interest at 10%, principal and interest are payable in 12 quarterly installments beginning in October 1997 (1)	53,149	57,650
Total notes payable	192,114	207,832
Discounts on notes payable (net of accumulated amortization of 54,726 and $46,630, respectively) (1)	(32373)	(46,630)
Net notes payable	159,341	161,202
Less current portion	(159,341)	(90,834)
	-	$ 70,368

Mag-Well, Inc.

Notes to Financial Statements

6. EXTRAORDINARY GAIN

In 1995 and 1994, investors placed a total of $1,020,000 into the Company in exchange for notes payable with a face value of $1,020,000 and a total of 13.3% of the Company's common stock. $665,000 of the amount invested was recorded as equity and a discount to the notes payable. In July and August 1997, notes payable which totaled $347,225 (net of discount) at the date of conversion were converted to common stock. The related accrued interest of $171,000 was forgiven. The shares of common stock were granted out of the existing outstanding shares with no new shares being issued. The transactions resulted in an extraordinary gain for debt forgiveness of $518,225 in 1997.

7. COMMITMENTS

The Company leases a manufacturing facility in McAllen, Texas subject to a non-cancelable operating lease agreement which expires in January 200 1. The Company had total rent expense of $13,560 and $28,366 for the years ended December 31, 1998 and 1997, respectively. The total minimum rental commitments at December 31, 1998 are as follows:
YEARS Ending
1999	$ 12,648
2000	13,910
2001	1,168
27,726

The Company has employment agreements with two stockholders, which require total annual payments of $120,000 through August 2000.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

The Company's financial instruments are cash, accounts receivable and payable and notes payable. Management believes the fair values of these instruments approximate the carrying values, due to the short-term nature of the instruments, and the interest rates, as applicable.

Financial instruments that subject the Company to credit risk are cash equivalents and accounts receivable. The Company's accounts receivable are primarily from large oil companies throughout the world. At December 31, 1998, the Company had accounts receivable in excess of 10% of the total accounts receivable from three customers, which aggregated 3 6% of the total balance. The Company does not ordinarily require collateral from its customers, nor perform credit evaluations. The Company believes the allowance for doubtful accounts is adequate.

9. MAJOR CUSTOMERS

The Company had sales to one customer in 1998 that amounted to 33% of total sales that year. The Company had sales to three customers in 1997 that amounted to 69% of total sales that year. No other customer accounted for more than 10% of total sales in 1998 and 1997.

Mag-Well, Inc.

NOTES TO FINANCIAL STATEMENTS

10. RELATED PARTY TRANSACTIONS

The Company had sales to a company owned by an employee of the Company totaling $71,286 and $480,372 for 1998 and 1997, respectively. See Note 5 for additional related party transactions.

11. INCOME TAXES

The Company had no income tax expense in 1998 and 1997 due to a net loss in 1998 and utilization of net operating loss carryforwards in 1997. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 were as follows:
	DECEMBER 31
	1998	1997
Deferred tax assets (primarily net operating loss carryforward)	$ 490,000	$ 413,000
Deferred tax liabilities (primarily property and equipment)	(14,000)	(18,000)
Valuation allowance	(476,000)	(395,000)
Net deferred tax balance	$ -	$ -

The Company had a net operating loss carryforward for Federal income tax purposes as of December 31, 1998 of approximately $940,000 which will expire, if unused, in 2006 through 2018.

12. YEAR 2000

The Company and/or other entities with which the Company transacts business could be adversely affected by the year 2000 problem, which is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date -using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company has begun to take actions it believes are reasonably designed to address the year 2000 problem with respect to computer systems in use, but has not fully determined the impact on their future operations or the costs they may incur to remedy the problem. There can be no assurance the actions taken will be sufficient to avoid any adverse impacts to the Company.

Part III

Item 27. Exhibits and Financial Statement Schedules

Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement.

EX3a Articles of Incorporation - June 20, 1988

EX3b Articles of Amendment to Articles of Incorporation - November 14, 1991

EX3c Articles of Amendment to Articles of Incorporation - May 4, 1994

EX3d Certificate of Amendment to Articles of Incorporation - March 12, 1999

EX4 By-Laws of Mag-Well, Inc.

EX5 Attorney Legal Opinion

EX14 Material Patents

EX27 Financial Data Schedule

EX99 Subscription Agreement

Item 28. Undertakings

Not Applicable

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Boerne, State of Texas, on September 1, 1999.

Mag-Well, Inc.

  By: /s/ William W. Dillard, Jr.

William W. Dillard, Jr., President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.
Signature	Title	Date
/s/William W. Dillard, Jr.	President and Chief Executive Officer	September 1, 1999
William W. Dillard, Jr.
/s/John D. Corney	Chief Operating Officer	September 1, 1999
John D. Corney
/s/N. Mark Varel	E.V.P. of International Sales and Marketing	September 1, 1999
N. Mark Varel